As filed with the Securities and Exchange Commission on July 13, 2006
Registration No. 333-133747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMENDMENT NO. 1

VIRTUALSCOPICS, INC.

(name of small business issuer in its charter)

Delaware	8090	04- 3007151
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial classification Code Number)	(I.R.S. Employer Identification No.)

350 Linden Oaks, Rochester, New York 14625 (585) 249-6231

(Address and telephone number of principal executive offices and principal place of business)

Robert Klimasewski
President and Chief Executive Officer
350 Linden Oaks,
Rochester, New York 14625
(585) 249-6231

(Name, address and telephone number of agent for service)

With copies to:

Gregory W. Gribben, Esq.
Woods Oviatt Gilman LLP
700 Crossroads Building
2 State Street
Rochester, New York 14614
Phone: (585) 987-2800
Facsimile: (585) 454-3968

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐_______________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐________________________________________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐________________________________________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.001 par value (3)	2,800,000	$3.90	$10,920,000	$1,168
Common Stock, $.001 par value (4)	1,680,000	$3.90	$6,552,000	$701
Total	4,480,000	$3.90	$17,472,000	$1,869

(1)
This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457 of the Securities Act, based on the average of the high and low sale prices reported on the Over-the-Counter Bulletin Board on April 28, 2006.

(3)
Issuable to the selling security holders upon the conversion of outstanding shares of the registrant's Series A Convertible Preferred Stock, $.001 par value, issued in connection with private placement completed on December 2, 2005.

(4)	Issuable to the selling security holders upon the exercise of outstanding warrants.

(5)	Previously paid on May 2, 2006, with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION -- DATED July 13 , 2006

PROSPECTUS

VIRTUALSCOPICS, INC.
4,480,000 Shares

Common Stock

This prospectus relates to the sale by the selling security holders named herein of 4,480,000 shares of common stock of VirtualScopics, Inc. which they own, or which they may at a later date acquire upon the conversion of shares of our series A convertible preferred stock or the exercise of warrants. VirtualScopics, Inc. is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. All costs associated with this registration will be borne by VirtualScopics, Inc.
Our common stock is traded on the Nasdaq Capital Market under the symbol “VSCP.” On July 10, 2006, the last reported sale price for the shares of our common stock was $ 4.41 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____________

i

You should rely only on the information contained in this prospectus or any prospectus supplement to which we have referred you. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor the selling security holders are making an offer to sell, or soliciting an offer to buy any of the securities offered by this prospectus in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein and therein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus and any prospectus supplement, unless otherwise indicated, “VirtualScopics, Inc.,” the “Company,” “we,” “us,” and “our” refer to VirtualScopics, Inc. and its subsidiary and do not refer to the selling security holders.

PROSPECTUS SUMMARY

This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers.

VirtualScopics, Inc.

We were originally formed in 1988 under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. Such 17,326,571 shares constitute approximately 70% of our outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A convertible preferred stock. Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we have succeeded to the business of VirtualScopics, LLC and plan to continue this business.

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

Our image-based biomarker measurement and visualization tools enable automated, accurate and reproducible measurement of minute changes that occur in anatomic and biological structures in musculoskeletal, oncological, cardiological and neurological diseases. For pharmaceutical, biotechnology and medical device manufacturers, these tools can significantly alleviate or reduce clinical development bottlenecks by dramatically increasing the speed, accuracy and reliability of the demonstration of a new compound’s efficacy. Further, these measurements can be used to assess the viability of continuing a drug development project and eliminate, as soon as possible, a drug that is doomed to fail. Early failure is critical to the pharmaceutical industry to prevent the expenditure of limited R&D funds on a drug that will not perform as expected. We believe that this is especially important today with the large number of compounds that are awaiting evaluation.

Our technology may also be applicable in the development of products for patient treatment and surgical planning. We will focus on the deployment of diagnostic tools and services in the areas of arthritis, cancer, cardiology, neurology and other diseases. This diagnostic use has not yet been cleared or approved by the U.S. Food and Drug Administration.

We have begun to seek application of our technology in the defense area with the U.S. Department of Defense award for a potential contract to analyze reconnaissance and surveillance imagery.

Private Placement Transaction

Concurrent with the closing of the exchange transaction, and in two subsequent closings in November and December 2005, we completed a private placement of 7,000 units, each unit consisting of one share of our series A preferred stock and a detachable warrant to purchase shares of common stock, at a purchase price of $1,000 per unit, to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated October 3, 2005. The aggregate gross proceeds from the private placement transaction totaled $7.0 million. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time. Each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $4.00 per share and expire four (4) years from the date of issuance. Additionally, in connection with the private placement, we issued warrants to purchase 280,000 shares of common stock at an exercise price of $2.50 to the placement agents and its sub-agents. The warrants issued to the placement agent and its sub-agents expire four (4) years from the date of issuance and contain cashless exercise provisions.

Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement with the Securities and Exchange Commission, or SEC, to register the shares held by the selling security holders for resale. We agreed to use our best efforts to respond to any SEC comments to the registration statement on or prior to the date which is 20 business days from the date such comments are received, but in any event not later than 30 business days from the date such comments are received. In the event that we fail to respond to such comments within 30 business days, the total number of shares of common stock underlying the private placement preferred stock covered by the registration statement for each investor in the private placement shall be increased by two percent per month for each month (or portion thereof) that a response to the comments to the registration statement has not been submitted to the SEC, except that the aggregate increases in shares of common stock will in no event exceed twenty percent. We have agreed to use our best efforts to have the registration statement declared effective by the SEC as soon as possible after the initial filing date to maintain the effectiveness of the registration statement from the effective date through and until 12 months after the effective date of this registration statement. The registration statement of which this prospectus is a part was filed with the SEC pursuant to those agreements.

The Offering

By means of this prospectus, a number of security holders of VirtualScopics, Inc. are offering to sell up to 2,800,000 shares of common stock that such security holders may at a later date acquire upon the conversion of shares of our series A preferred stock held by such security holders and 1,680,000 shares of common stock that such security holders may at a later date acquire upon the exercise of warrants held by such security holders, or an aggregate of 4,480,000 shares of our common stock. In this prospectus, we refer to such security holders as the selling security holders.

     As of July 10, 2006 we had 21,889,075 shares of common stock issued and outstanding. The number of outstanding shares of our common stock does not include the 4,480,000 shares of our common stock that are being offered by selling security holders under this prospectus.

We will not receive any proceeds from the sale of our common stock offered by the selling security holders, but we have received consideration from the selling security holders at the time they purchased the securities. We will receive proceeds from the exercise price of the warrants if they are exercised by the selling security holders. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

The purchase of the securities offered by this prospectus involves a high degree of risk. See the “Risk Factors” section of this prospectus for a more complete discussion of these risks.

Corporate Information
Our common stock is listed on the Nasdaq Capital Market under the symbol “VSCP.”

VirtualScopics, Inc. was incorporated in Delaware in 1988. Our principal executive offices are located at 350 Linden Oaks, Rochester, New York 14625, and our telephone number is (585) 249-6231. Our company website is www.virtualscopics.com. Information contained on our internet website or that is accessible through our website should not be considered part of this prospectus.

RISK FACTORS

You should carefully consider the following risk factors before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected. In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment.

We have a limited operating history, which limits the information available to you to evaluate our business, and have a history of operating losses and uncertain future profitability.

VirtualScopics, LLC was formed in July 2000 and began generating revenue in December 2000. We have incurred significant losses from operating activities since we began operations over the last five and a half years. Limited operating and financial information is available to evaluate our historical performance and future prospects. Thus, we face the risks and difficulties of an early-stage company including the uncertainties of market acceptance, competition, cost increases and delays in achieving business objectives. There can be no assurance that we will succeed in addressing any or all of these risks or that we will achieve future profitability and the failure to do so would have a material adverse effect on our business, financial condition and operating results.

Because the image-based biomarker technologies industry is new and evolving, its future growth or ultimate size is difficult to predict. Our business will not grow if the use of image-based biomarkers does not continue to grow.

We are a provider of image-based biomarker solutions in the emerging image-based biomarker industry. Our industry is in the early stages of market acceptance of products and related services and is subject to rapid and significant technological change. Because of the new and evolving nature of technologies comprising image-based biomarker solutions and services, it is difficult to predict the size of the image-based biomarker market, the rate at which the market for our services will grow or be accepted, if at all, or whether emerging technologies will render our services less competitive or obsolete. If the market for our services fails to develop or grows more slowly than anticipated, we would be significantly and materially adversely affected.

If our products and services do not achieve market acceptance, we may not achieve future growth.

If we are unable to operate our business as contemplated by our business model or if the assumptions underlying our business model prove to be unfounded, we could fail to achieve future growth which would have a detrimental effect on our business. Our ability to generate revenues is highly dependent on building and maintaining relationships with leading pharmaceutical, medical device, medical technology and healthcare companies. No assurance can be given that a sufficient number of such companies will demand our services or other image-based biomarker services, thereby expanding the overall market for image-based biomarker services and enabling us to increase our revenue to the extent expected. In addition, the rate of the market’s acceptance of MRI and CT image-based biomarkers cannot be predicted. Failure to attract and maintain a significant customer base would have a detrimental effect on our business, operating results and financial condition.

Our future growth will be harmed if we are unsuccessful in developing and maintaining good relationships with marketing and distribution entities.

Our business strategy may in the future be dependent on our ability to develop relationships with marketing and distribution entities such as CROs, and medical technology companies that allow us to increase our throughput capacity, specifically for conducting Phase III clinical trials. These entities recommend our services to our clients, provide us with referrals and help us build presence in the market. These relationships require a significant amount of time to develop. Currently, we have established a limited number of these relationships. We must expand current relationships and establish new relationships to grow our business in accordance with our business plan. We may not be able to identify, establish, expand and maintain good relationships with quality distribution entities. Additionally, it is uncertain that such relationships will fully support and recommend our services. Our failure to identify, establish, expand and maintain good relationships with quality marketing and distribution entities would have a material and adverse effect on our business.

We are dependent on our strategic alliance with Pfizer until we can diversify our customer base. A significant portion of our resources are required to maintain this alliance.

While we continue to pursue a broad range of customers, our agreement with Pfizer will require us to devote a substantial portion of our business efforts to this strategic alliance. Pfizer projects represented 71% of our revenue in 2005 and 81% in 2004. We anticipate that our revenues from Pfizer will continue to grow, however, the relative percentage of the Pfizer business will decline as we continue to broaden our customer base. Therefore, at present, our results will depend heavily on our strategic alliance with Pfizer and the delivery of our services to Pfizer. Additionally, Pfizer may terminate its contractual relationship with us for any or no reason on 30 days’ advance notice. A decision by Pfizer to discontinue or limit our relationship could have a material adverse impact on our business.

The majority of the contracts we have with customers are cancelable for any reason by giving 30 days’ advance notice.

Our customers typically engage us to perform services for them on a project-by-project basis and are required by us to enter into a written contractual agreement for the work, labor and services to be performed. Generally, our project contracts are terminable by the customer for any or no reason on 30 days’ advance notice to us. If a number of our customers were to exercise cancellation rights, our business and operating results would be materially and adversely affected.

Our operating results will be harmed if we are unable to manage and sustain our growth.

Our business is unproven on a large scale and actual operating margins may be less than expected. If we are unable to scale our capacity efficiently, we may fail to achieve expected operating margins, which would have a material and adverse effect on our operating results.

Our products and services may become obsolete if we do not effectively respond to rapid technological change on a timely basis.

Our services are new and our business model is evolving. Our services depend on the needs of our customers and their desire to utilize image-based biomarkers in drug development, new medical device development and clinical diagnosis and treatment. Since the image-based biomarker industry is characterized by evolving technologies, uncertain technology and limited availability of standards, we must respond to new research findings and technological changes affecting our customers and alliance partners. We may not be successful in developing and marketing, on a timely and cost-effective basis, new or modified products and services, which respond to technological changes, evolving customer requirements and competition. If we are unsuccessful in this regard, our business and operating results could be materially and adversely affected.

If we fail to recruit and retain qualified senior management and other key personnel, we will not be able to execute our business plan.

Our business plan requires us to hire a number of qualified personnel, as well as retain our current key management employees. The industry is characterized by heavy reliance on luminaries and opinion leaders in our targeted therapeutic areas. We must, therefore, attract leading medical and engineering talent both as full-time employees and as collaborators, to be able to execute our business strategy. Presently, our key senior management and key employees are: Dr. Saara Totterman, Chief Medical Officer, Dr. Jose Tamez-Pena, Chief Technology Officer, and Dr. Edward Ashton, Chief Scientific Officer.

We have not entered into employment agreements with any members of our key senior management team, although our agreements with some of these members contain confidentiality and non-competition provisions. The loss of the services of one or more of our senior managers could impair our ability to execute our business plan, which could hinder the development of products and services and materially and adversely affect our business and results of operation.

If we fail to protect our intellectual property, our current competitive strengths could be eroded and we could lose customers, market share and revenues.

Our viability will depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our service from our competitors’ products and services. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws.

We hold United States patents which begin to expire in November 2018 through January 2023. We have a number of foreign filings pending, or issued, which cover the technology that is the subject of our United States patents. We also have a number of pending United States patent applications with corresponding foreign filings. In addition, we are developing a number of new innovations for which we intend to file patent applications. No assurance can be given that any of these patents will afford meaningful protection against a competitor or that any patent application will be issued. Patent applications filed in foreign countries are subject to laws, rules, regulations and procedures that differ from those of the United States, and thus there can be no assurance that foreign patent applications related to United States patents will issue. If these foreign patent applications issue, some foreign countries provide significantly less patent protection than the United States. In addition, our contractual relationships, including our strategic alliance with Pfizer, gives proprietary rights, including ownership rights, in proprietary technology to parties other than us. The status of patents involves complex legal and factual questions and the breadth of claims issued is uncertain. Accordingly, there can be no assurance that our patents, and any patents that may be issued to us in the future, will afford protection against competitors with similar technology. No assurance can be given that patents issued to us will not be infringed upon or designed around by others or that others will not obtain patents that we would need to license or design around. If others’ existing or future patents containing broad claims are upheld by the courts, the holders of such patents could require companies, including us, to obtain licenses or else to design around those patents. If we are found to be infringing third-party patents, there can be no assurance that any necessary licenses would be available on reasonable terms, if at all.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products and services or obtain and use information that we regard as proprietary. Unauthorized use of our proprietary technology could harm our business. Litigation to protect our intellectual property rights can be costly and time-consuming to prosecute, and there can be no assurance that we will be able to enforce our rights or prevent other parties from developing similar technology or designing around our intellectual property.

Although we believe that our products and services do not and will not infringe upon the patents or violate the proprietary rights of others, it is possible such infringement or violation has occurred or may occur which could have a material adverse effect on our business.

Our business is heavily reliant upon patented and patentable systems and methods used in our image-based biomarker solutions and related intellectual property. In the event that products and services we sell are deemed to infringe upon the patents or proprietary rights of others, we could be required to modify our products and services or obtain a license for the manufacture and/or sale of such products and services. In such event, there can be no assurance that we would be able to do so in a timely manner, upon acceptable terms and conditions, or at all, and the failure to do any of the foregoing could have a material adverse effect upon our business. Moreover, there can be no assurance that we will have the financial or other resources necessary to enforce or defend a patent infringement or proprietary rights violation action. In addition, if our products and services or proposed products and services are deemed to infringe or likely to infringe upon the patents or proprietary rights of others, we could be subject to injunctive relief and, under certain circumstances, become liable for damages, which could also have a material adverse effect on our business.

We are subject to numerous pharmaceutical, medical device and healthcare industry regulations, which could adversely affect the nature and extent of the products and services we offer.

Many aspects of the pharmaceutical, medical device and healthcare industry are subject to regulation at the federal level. From time to time, the regulatory entities that have jurisdiction over the industry adopt new or modified regulations or take other actions as a result of their own regulatory processes or as directed by other governmental bodies. This changing regulatory environment could adversely affect the nature and extent of the services we are able to offer.

To date, we have only pursued sales for whose use is not requiring FDA approval. To expand our business into diagnostic applications, we would need to obtain FDA clearance or approval before marketing our products. There can be no assurance that such clearance or approval would be granted or that it would be granted in a timely manner. To effectively market our products to physicians as a diagnostic and treatment aid, we would also need to obtain appropriate coverage and favorable reimbursement from third-party payors, such as Medicare. There can be no assurance that appropriate coverage would be granted or that reimbursement levels or conditions of coverage would be adequate to ensure acceptance among physicians.

We may in the future experience competition from academic sites and imaging CROs.

Competition in the development of image-based biomarker technologies is expected to become more intense. Competitors range from university-based research and development projects to development stage companies and major domestic and international companies. Many of these entities have financial, technical, marketing, sales, distribution and other resources significantly greater than ours. There can be no assurance that we can continue to develop our biomaker technologies or that present or future competitors will not develop technologies that render our image-based biomaker technology obsolete or less marketable or that we will be able to introduce new products and product enhancements that are competitive with other products marketed by industry participants.

The trading price of our stock may be adversely affected if we are not able to expand.

Our future plans are based on the assumption that we will derive from the use of our technology in diagnostic products. We have also assumed that we would be able to fund the development and growth of this part of our business from, in part, our existing and projected revenue from pharmaceutical clinical trials. Before we can expand our business, we will need significant further development and marketing of our technology for use in diagnostic products. We have not, at this time, identified all of the development and marketing requirements for this application of our technology. If we are unable to generate the necessary funds for this development and marketing and our expansion, we may be required to seek additional capital to fund these activities. In addition, if our plans or assumptions with respect to our business change or prove to be inaccurate, we may be required to use part or all of the net proceeds we received in our recent private placement to fund such expenses and/or seek additional capital. This will depend on a number of factors, including, but not limited to:

•	our ability to successfully market our products;

•	the growth and size of the image-based biomarker technology industry;

•	the market acceptance of our products and services; and

•	our ability to manage and sustain the growth of our business.

If we need to raise additional capital, it may not be available on acceptable terms, or at all. Our failure to obtain required capital would have a material adverse effect on our business. If we issue additional equity securities in the future, you could experience dilution or a reduction in priority of your securities.

The market price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control, such as product liability claims or other litigation; the announcement of new products or product enhancements by us or our competitors; developments concerning intellectual property rights and regulatory approvals; quarterly variations in our competitors’ results of operations; changes in earnings estimates or recommendations by securities analysts; developments in our industry; and general market conditions and other factors, including factors unrelated to our own operating performance.

Because we became public through a “reverse public offering,” we may not be able to attract the attention of major brokerage firms.

Additional risks are associated with becoming public through a “reverse public offering.” Securities analysts of major brokerage firms may not provide coverage of us since there is no incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary public offerings on behalf of us in the future.

Our common stock trades on the NASDAQ Capital Market, but in the future could be removed from listing and may not qualify for listing on any stock exchange, which would make it difficult to find a market in our common stock.

Our securities trade on the NASDAQ Capital Market. NASDAQ has several requirements for companies to meet for continued listing, including but not limited to minimum stockholders’ equity. If we fail to demonstrate compliance with all requirements for continued listing on the NASDAQ Capital Market, our common stock could be delisted. There can be no assurance that we will satisfy the requirements for continued listing.

If our common stock is no longer traded on the NASDAQ Capital Market, it may be more difficult for you to sell shares that you own, and the price of our common stock may be negatively affected. As a result, there is a risk that holders of our common stock may not be able to obtain accurate price quotes or be able to correctly assess the market price of our common stock. Increases in volatility could also make it more difficult to pledge shares of our common stock as collateral, if holders sought to do so, because a lender might be unable to accurately value our common stock.

If our common stock was delisted from the NASDAQ Capital Market, trading of our common stock, if any, could be conducted in the over-the-counter market in the NASD OTC Bulletin Board on in the Pink Sheets. In addition, delisting from NASDAQ may subject our common stock to so-called “penny stock” rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our common stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

A significant number of the shares of our common stock are eligible for sale, and their sale could depress the market price of our common stock.

Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. In the exchange transaction, we issued 17,326,571 shares of our common stock and agreed to issue 2,860,427 shares pursuant to VirtualScopics options and warrants we assumed. Of the shares issued in the transaction, 16,050,914 shares are subject to lock-up agreements and over 90% of shares issuable pursuant to options and warrants are subject to lock-up agreements. These lock-up agreements provide for periodic releases of the shares following the first anniversary and through the fourth anniversary of the exchange transaction. We issued 7,000 shares of our series A preferred stock in our recent private placement which are convertible into 2,800,000 shares of our common stock. In the private placement, we also issued warrants for the purchase of up to an aggregate of 1,400,000 shares of common stock to investors and additional warrants to purchase 280,000 shares to the placement agent and its subagents. All of the securities issued in the exchange transaction and the private placement are restricted under federal securities laws. These shares will generally be eligible for sale under SEC Rule 144. In general, SEC Rule 144 provides that a person who has held restricted shares for a period of one year may, upon filing with the SEC of a notification on Form 144, sell into the market common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held two years. In addition, the shares of common stock issuable upon conversion of our series A preferred stock and exercise of the warrants issued in connection with the private placement, however, are entitled to be included in the registration statement that contains this prospectus. We also expect in the future to file a registration statement on Form S-8 to register the sale of shares issued pursuant to the assumed VirtualScopics options. Sales of our common stock either pursuant to Rule 144 or a registration statement may have a depressive effect on the market for the shares of our common stock.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of other stockholders.

Our officers, directors, principal stockholders and their affiliates control approximately 72% of our voting securities. If these stockholders act together, they will be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying dividends in the foreseeable future, and the lack of dividends may have a negative effect on the stock price.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” “Description of Business” and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Such factors include, among other things, those described under “Risk Factors” and elsewhere in this prospectus. When used in this prospectus, the words “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “plan,” “could,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. We are under no duty to update any forward-looking statements after the date of this prospectus. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements in this prospectus are reasonable, we cannot assure you that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors” and elsewhere in this prospectus. These risk factors qualify all forward-looking statements attributable to us or persons acting on our behalf.

USE OF PROCEEDS

We will not receive proceeds from the sale of shares under this prospectus, but we did receive consideration from the selling security holders at the time they purchased the securities. We may also receive proceeds from the exercise of the warrants if they are exercised by the selling security holders. Assuming the exercise of all the selling security holders’ warrants, we would receive gross proceeds of $6,300,000. The weighted average exercise price of the warrants is $3.75 per share. We intend to use any proceeds from exercise of the warrants for working capital and general corporate purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information
        Our common stock has been listed for trading on the Nasdaq Capital Market under the symbol “VSCP” since May 31, 2006. Prior to that date our common stock was quoted on the OTC Bulletin Board since November 7, 2005. . Prior to that date, there was no active market for our common stock, which traded in the public market under the symbol “CSAA.OB” representing ConsultAmerica, Inc. The following table sets forth the high and low bid prices per share of common stock for the periods indicated. These prices may represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

Fiscal Year 2005	High	Low
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	N/A	N/A
Fourth Quarter	$7.75	$2.97

Fiscal Year 2006	High	Low
First Quarter	$7.50	$4.05
Second Quarter	$6.66	$3.50

Holders
        As of July 10, 2006, there were approximately 68 record owners of VirtualScopics, Inc.'s common stock.

Dividends

We have never declared a cash dividend. We intend to retain any earnings to fund future growth and the operation of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. Dividends may be paid on our common stock only if and when declared by our board of directors and paid on an as-converted basis to the holders of our series A preferred stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our historical financial statements, related notes and other financial information, included elsewhere in this prospectus. This discussion contains forward-looking statements, the accuracy of which involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including, but not limited to, those discussed in “Risk Factors” and elsewhere in this prospectus. We disclaim any obligation to update information contained in any forward-looking statements.

Overview

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

We were originally formed in 1988 under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, or VS, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. These newly issued shares constitute approximately 70% of our outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A convertible preferred stock. Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we have succeeded to the business of VS and plan to continue this business.

In July 2000, VS was formed after being spun out of the University of Rochester. In June 2002, VS purchased the underlying technology and patents created by the founders of VS from the University of Rochester. VS owns all rights to the patents underlying its technology. Since its inception, VS’s principal activities consisted of:

•	research and development;

•	hiring technical, sales and other personnel;

•	business development of customer and strategic relationships; and

•	raising capital.

During the past three years, we have expanded our customer base. In 2003, we performed our services for eight customers. Since that time, we have added 21 new customers, for a total of 29 as of the date of this prospectus. Revenue over this time has been derived primarily from image processing services in connection with pharmaceutical drug trials and contract research studies. For these services, we have been concentrating in the areas of oncology and osteoarthritis. We have also derived a portion of revenue from software development and consulting services, as well as research studies in the neurology and sexual dysfunction areas. We expect that the concentration of our revenue will continue in these services and in those areas throughout 2006. Revenues are recognized as the images that we process are quantified and delivered to our customers.

We have found that our customers value the ability to better understand the efficacy profile of their compounds. To date, nearly all of our customers have expressed interest in expanding their service agreements with us. We have also submitted proposals and bids for a number of other contracts. However, there can be no assurance that we will secure contracts from these efforts or that any such contracts or any of its existing contracts will not be cancelled on 30 days’ advance notice by a customer.

Additionally, once we enter into a new contract for participation in a drug trial, there are several factors that can affect whether we will realize the full benefits under the contract, and the time over which we will realize revenue. Customers may not accept our services due to performance reasons. Furthermore, the contracts may contemplate performance over multiple years. Therefore, revenue may not be realized in the fiscal year in which the contract is signed. Recognition of revenue under the contract may also be affected by the timing of patient recruitment or image site identification and training.

Results of Operations

Three Months Ended March 31, 2006 Compared to Three Months Ended March 31, 2005

Revenues

Our revenue for the three months ended March 31, 2006 was $1,024,000, an increase of $325,000 or 46% over the first quarter of 2005. The strong sales were a direct reflection of the increase in our customer base. We also increased the number of projects we performed for our existing customers. As a result, along with our new customers, we performed services for a total of 42 projects in the first quarter of 2006, as compared to 19 in the first quarter of 2005. In 2006, 53% of the revenues for the first quarter were generated from Pfizer, as compared to 89% in the same period of 2005. We anticipate that our revenues from Pfizer will continue to grow; however, we expect the relative percentage of the Pfizer business to decline in 2006 as we continue to broaden our customer base. During the first quarter of 2006, we derived 60% of our revenues from musculoskeletal projects, 26% from oncology projects, and 14% from consulting and other smaller projects. The majority of the pharmaceutical trial projects for which we have performed work to date are in pre-clinical, Phase I or Phase II studies.

Gross Profit

We had a gross profit of $384,000 for the three months ended March 31, 2006 compared to $168,000 for the comparable period in 2005. Our gross profit margin also increased from 24% in the first quarter 2005 to 37% in the first quarter 2006. This improvement in gross margin is largely attributed to the increase in sales as well as the product mix of the services that we delivered during the quarter.

Research and Development

Research and development costs were consistent in the three months ended March 31, 2006 as compared to the same period in 2005. Total research and development expenditures were $239,000 in the first quarter of 2006 compared to $232,000 for the comparable period in 2005. These costs were composed mostly of salaries for our technical, scientific and software development staff. All costs associated with the development of a new product or enhancement of an existing product or software platform are expensed as incurred.

Sales and Marketing

Sales and marketing costs for the three months ended March 31, 2006 slightly increased to $187,000, an increase of $10,000 or 6% over the first quarter of 2005. The increase is attributable to the hiring of a new business development person at the end of 2005. All costs associated with our selling efforts, including trade shows, seminars, customer presentations and proposal related travel are included in sales and marketing.

General and Administrative

General and administrative for the three months ended March 31, 2006 costs were $452,000, an increase of $124,000 or 38%, over the first quarter of 2005. The increase is mainly due to the additional costs of being a public company which was a result of the exchange transaction between ConsultAmerica and VirtualScopics, LLC on November 4, 2005. These additional costs included legal fees, filing fees, as well as audit and tax-related services. The increase was also a result of the hiring of administrative functions, including IT, human resources and finance in order to support the Company’s growth. We expect that our general and administrative costs will continue to increase in 2006 as a result of being a publicly traded company.

Stock Option Compensation Expense

On January 1, 2006, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the three months ended March 31, 2006, our results of operations reflected compensation expense for new stock options granted and vested under its stock incentive plans during the first three months of fiscal year 2006 and the unvested portion of previous stock option grants which vested during the first three months of fiscal year 2006. The amount recognized in the financial statements related to stock-based compensation was $424,884 for the three months ended March 31, 2006. SFAS No. 123R does not require retroactive adjustments; therefore, there was no comparable amount in the March 31, 2005 statement of operations. Prior to January 1, 2006, the effects of stock options are disclosed in the notes to the unaudited condensed consolidated financial statements.

Depreciation and Amortization

Depreciation and amortization charges increased in the three months ended March 31, 2006 by $7,000 or 8%, to $104,000, when compared to the same period in 2005. This increase is attributed mostly to the rise in depreciation charges for the period resulting from the purchase of new hardware and software to support the Company’s delivery of services to its customers. We intend to continue to invest in our IT infrastructure in order to meet the demands of our customers.

Interest Income (Expense)

Interest income for the three months ended March 31, 2006 was $37,000 and composed of interest derived on the Company’s operating and savings accounts, compared to interest income of $8,000 in the same period in 2005. The increase in interest income was a reflection of the higher cash balances on hand during the fiscal year 2006 as well as higher average rates of return on our savings accounts in 2006 compared to 2005. Interest expense for the quarter ended March 31, 2006 and 2005 were $7,000 and $9,000, respectively representing interest due to loans from four founding members of VirtualScopics, LLC, who are current stockholders of the Company.

Net Loss

Our net loss for the three months ended March 31, 2006 was $994,000 compared to a net loss of $668,000 for the same period in 2005. The increase in our net loss over the prior period was primarily related to the effects of implementing SFAS No. 123R in 2006. Offsetting the non-cash expense related to stock options was the higher revenues in the first quarter 2006 as compared to 2005 which was in turn offset by higher operating costs.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Revenues
        We had revenues of approximately $3.5 million for the year ended December 31, 2005. Through 2005, we performed work for 27 customers in connection with our pharmaceutical drug trials in the fields of oncology, cardiovascular, osteoarthritis and various other projects. The majority of the pharmaceutical trial projects for which we have performed work to date are in pre-clinical, Phase I or Phase II studies.
Our revenues for the year ended December 31, 2004 totaled approximately $2.5 million. The increase in 2005 compared to 2004 is attributed to a new cardiovascular project that began in February 2005. The project total billings exceeded $800,000 and were recognized over approximately six months in 2005. There was no similar project of that magnitude in 2004. In both 2005 and 2004, we derived 71% and 81%, respectively, of our revenue from projects with Pfizer. We anticipate that our revenues from Pfizer will continue to grow, however, the relative percentage of the Pfizer business will decline in 2006 as we continue to broaden our customer base through revenue expected from existing projects and from new customers with whom we are currently negotiating contracts.

Gross Profit

We had a gross profit of $1,277,000 for the year ended December 31, 2005 compared to $952,000 for the comparable period in 2004. Our gross profit margin remained consistent year over year to approximately 37% for the year ended December 31, 2005 compared to approximately 38% for the comparable period in 2004. During the later half of 2005, we began increasing our staff to support the increase in new contracts being signed that were scheduled to begin in 2006.

Research and Development

Research and development costs declined in 2005 by $386,000, or 31%, to $853,000, when compared to 2004. The decline was largely attributed to a new cardiovascular development project for a customer that began in February 2005. The project required a significant amount of effort from our software development group. As a result, their time was allocated to service costs rather than research and development, as it related to developing this specific module for a customer. Aside from this project, the staffing within our research and development group was consistent with the prior year.

Sales and Marketing

Sales and marketing costs declined in 2005 by $53,000, or 11%, to $443,000, when compared to 2004. The decrease was a result of fewer dedicated business development staff in 2005 as compared to 2004. During most of 2005, there was one person dedicated to the selling efforts of the company, as compared to two in 2004. At the end of 2005, we hired an additional business development/marketing individual to assist with the selling efforts. We plan to add additional business development staff in 2006.

General and Administrative

General and administrative costs increased in 2005 by $375,000, or 30%, to $1,626,000, when compared to 2004. The increase is largely attributable to costs associated with the exchange transaction between ConsultAmerica, Inc. and VirtualScopics, LLC. These costs included legal fees, filing fees, as well as audit and tax related services. The increase in general and administrative expenses was partially offset by the decrease in general and administrative payroll as the Chief Executive Officer that started with the Company in June 2005 was compensated only in stock options during 2005. Our previous Chief Executive Officer was paid in both cash and stock options. We expect that our general and administrative costs will increase in 2006 as the result of being a publicly traded company.

Depreciation and Amortization

Depreciation and amortization charges increased in 2005 by $90,000, or 29%, to $407,000, when compared to 2004. This increase is attributable to the increase in amortization of approximately $55,000 related to the increase in patent amortization in addition to the amortization of our usage of the MRI machine at the University of Rochester (see Note 2 to Notes to Consolidated Financial Statements as of and for the year ended December 31, 2005) as well as approximately $35,000 in additional depreciation on fixed assets acquired in 2005 and the later part of 2004.

Interest (Expense)/Income, net

Interest income for the year ended December 31, 2005 was $36,000 comprised of interest derived on the company’s operating and savings accounts, compared to interest income of $27,000 in the same period in 2004. The increase in interest income was a reflection of the higher average rates of return on our savings accounts in 2005 compared to 2004. Interest expense for the years ended December 31, 2005 and 2004 was $29,000. This interest expense was due to loans from certain VirtualScopics stockholders.

Net Loss

Our net loss for the year ended December 31, 2005 was $2,045,000 compared to a net loss of $2,351,000 for the year ended December 31, 2004. The decrease in our net loss over the prior period was primarily related to higher revenues generated in 2005.

In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” our series A preferred stock was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of our common stock at the issuance date. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative value basis. Our series A preferred stock was fully convertible at the issuance date and the value of the beneficial conversion feature was recorded as a deemed dividend. As a result, the net loss attributable to common shareholders for the year ended December 31, 2005 was $6,327,952.

Liquidity and Capital Resources

As of March 31, 2006
Our working capital as of March 31, 2006 was approximately $5,326,000 compared to working capital of approximately $1,144,000 as of March 31, 2005. The increase was directly a result of our private placement recently completed in the fourth quarter of 2005, as described below.

On November 4, 2005 and in two subsequent closings on November 23, 2005 and December 2, 2005, we closed on our private placement for the sale of 7,000 shares of our newly issued series A convertible preferred stock. We received net cash proceeds of approximately $5.7 million from the private placement. The proceeds from our 2005 private placement have been invested in money market funds that invest primarily in short-term, highly-rated investments, including U.S. Government securities, commercial paper and certificates of deposit guaranteed by banks. Under our current policies, we do not use interest rate derivative instruments to manage our exposure to interest rate changes. Because of the short-term maturities of our investments, we do not believe that a decrease in market rates would have a significant negative impact on the value of our investment portfolio. As of April 30, 2006, we had approximately $5.1 million in cash and cash equivalents.

We plan to utilize the net proceeds from the private placement to support the proposed expansion of our business to serve larger scale clinical trials, further research and development of existing and new targeted therapeutic areas, and develop and market diagnostic and treatment planning products. We also plan to continue our sales and marketing strategy with presentations to pharmaceutical companies and participation in medical conferences.

Net cash used in operating activities totaled $928,000 in the first quarter of 2006 compared to $1,056,000 for the comparable quarter in 2005. This decrease in usage was primarily the result of the timing of collection of receivables as well as the earning of advance payments from customers.

We invested a total of $78,000 in the purchase of equipment and the acquisition of patents in the first quarter of 2006, compared to $55,000 in the same quarter of 2005. We anticipate further spending within our IT infrastructure to support the Company’s operations.

Net cash used in our financing activities for the quarter ended March 31, 2006 was $19,000, compared to $17,000 for the quarter ended March 31, 2005. The amounts included in cash used within financing activities represent amounts paid on loans from certain stockholders of the Company.

We currently expect that existing cash and cash equivalents will be sufficient to fund operations for at least the next 12 months. If in the next 12 months our plans or assumptions change or prove to be inaccurate, we may be required to seek additional capital through public or private debt or equity financings. If we need to raise additional funds, we may not be able to do so on terms favorable to us, or at all. If we cannot raise sufficient funds on acceptable terms, we may have to curtail our level of expenditures and our rate of expansion.

As of December 31, 2005
Our working capital as of December 31, 2005 was approximately $5,899,000 compared to working capital of approximately $1,786,000 as of December 31, 2004. The increase was primarily a result of our recently completed private placement.

Net cash used in operating activities totaled $2,857,000 in 2005 compared to $1,060,000 in 2004. This increase was primarily the result of significant advances from Pfizer in 2003 and 2004 for the prepayment of services that were performed in 2005. As the company delivers on the services to Pfizer, revenue is recognized and offset against deferred revenue. In addition to the decline in deferred revenue in 2005, the company’s receivables increased over $300,000 as a result of the increase in new customers.

We invested $270,000 in the purchase of equipment and the acquisition of patents in 2005, compared to $383,000 for the investment of these items in 2004. This slight decrease reflects the intentional reduction in expenses by the Company to conserve cash.
Net cash provided by our financing activities in 2005 was $5,996,000, compared to $1,584,000 in 2004. This increase was due to the private placement of our newly issued Series A Convertible Preferred Stock in November and December 2005.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements, other than the consulting agreements and operating leases (as described in “Contractual Obligations” below), that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures that is material to investors.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2005, which we expect to have an affect on our liquidity and cash flow in future periods. There were no new material contractual obligations, or changes in the existing obligations since December 31, 2005.

	Payments Due by Period Less than

	Total	1 Year	1-3 Years
Operating Leases	$430,226	$192,683	$237,533
Consulting Agreements (1)	109,200	109,200

(1)
In connection with one of our consulting arrangements with Dr. Felix Eckstein, we also entered into a Services and Co-Marketing Agreement dated March 1, 2004, in which we agreed to pay Chondrometrics GmbH, a German limited liability company, fees equal to 7% of gross revenues derived by us from certain services each year throughout the term of the agreement. We are obligated to make minimum payments to Chondrometrics for the first three years of the agreement. As such we made a payment to Chondrometrics of $110,700 in 2004. In 2005, the minimum payment of $75,000 was made. Additionally, we are obligated to make a minimum payment of $60,000 for the period ended March 31, 2006. The agreement terminates on December 31, 2008 unless terminated earlier pursuant to the agreement.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United Sates of America. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the revenues and expenses during the reporting periods. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are more fully described in Note 1 to Notes to Consolidated Financial Statements as of and for the year ended December 31, 2005, appearing elsewhere in this prospectus. The following accounting policies are important in fully understanding and evaluating our reported financial results.

Research and Development

Research and development expenses consist of costs incurred to further our research and development activities and include salaries and related employee benefits, consultants and research-related overhead expenses. Research and development costs are expensed as incurred.

Stock-Based Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, “Share-Based Payment”, using the modified prospective method. As a result, for the three months ended March 31, 2006, the Company’s results of operations reflected compensation expense for new stock options granted and vested under its stock incentive plans during the first three months of fiscal 2006 and the unvested portion of previous stock option grants which vested during the first three months of fiscal 2006. The amount recognized in the financial statements related to stock-based compensation was $424,884 three months ended March 31, 2006. SFAS No. 123R does not require retroactive adjustments, therefore, there was no comparable amount in the March 31, 2005 statement of operations. Prior to January 1, 2006, the effects of stock options is disclosed in the notes to the consolidated financial statements, appearing elsewhere in this prospectus.

Recent Accounting Pronouncements

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Shared-Based Payment (“SFAS 123R). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective for small business issuers as of the first interim annual period that begins after December 15, 2005. Accordingly, the Company will implement the revised standard beginning January 1, 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In October 2004, the FASB ratified Emerging Issues Task Force ("EITF") 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have a material effect on the Company's financial statements.

In June 2005, the FASB ratified EITF Issue No. 05-2, "The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock," which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument's economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005.

EITF Issue No. 05-4, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized.

In September 2005, the FASB ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature," which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder's equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under SFAS No. 109, "Accounting for Income Taxes." This Issue should be applied retrospectively pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” included in financial statements for reporting periods beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3,” “Reporting Accounting Changes in Interim Financial Statements.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

DESCRIPTION OF BUSINESS

Description of Business

We are a provider of image-based biomarker solutions to customers in the pharmaceutical, biotechnology and medical device industries that are designed to facilitate cost-effective drug and medical device development. Our headquarters are located in Rochester, New York.

Corporate History - Recent Development

We were originally formed in 1988 as a Delaware corporation under the name ConsultAmerica, Inc. On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, a New York limited liability company, or VS, in exchange for 17,326,571 shares of our common stock, and changed our name to VirtualScopics, Inc. These newly issued shares constitute approximately 70% of our outstanding shares of common stock and shares of common stock initially issuable upon the conversion of our outstanding series A preferred stock. The exchange transaction was consummated pursuant to a Securities Exchange Agreement, dated November 4, 2005, among us, VS and certain of its former members. As we did not have any meaningful operations prior to the exchange transaction, the transaction was treated as a recapitalization of VS.

Immediately prior to the exchange transaction closing, VS members held outstanding warrants to purchase 559,221 VS membership units and options to purchase 2,444,798 VS membership units. Pursuant to the Securities Exchange Agreement, we agreed to issue shares of our common stock upon the exercise of these warrants and options in lieu of VS membership units previously issuable under such options and warrants. Based upon the exchange ratio used in the exchange transaction, we are obligated upon the exercise of these warrants and options to issue 532,490 shares and 2,327,937 shares of our common stock, respectively.

At the closing of the exchange transaction we also redeemed and cancelled 70,537,500 shares of our common stock held by our former directors, Edward A. Sundberg and Lindsay Sundberg, for aggregate consideration of $200. In addition, upon consummation of the exchange transaction, officers, directors and the management of VS became our officers, directors and management. Since the closing, Mr. Colby Chandler, Mr. Terence Walts and Dr. Charles Phelps have joined our board of directors and Mr. Mark Coburn resigned from our board of directors.

As of the closing of the exchange transaction, our trading symbol was changed from “CSAA.OB.” to “VSCP.OB” and our fiscal year was changed from August 31 to December 31.

Prior to the exchange transaction, we provided strategic business planning to small companies. As a result of the exchange transaction, we succeeded to the business of VS and have continued this business since that time.

Concurrent with the closing of the exchange transaction and in two subsequent closings, we completed a private placement to accredited investors of 7,000 units, which included 7,000 shares of newly issued series A preferred stock together with four year warrants for the purchase of up to 1,400,000 shares of common stock at a $4.00 per share exercise price. Each share of series A preferred stock is initially convertible into 400 shares of our common stock. We received $7.0 million in gross proceeds from the private placement.

On May 11, 2006, the board of directors confirmed the appointment of Jeffrey Markin, to the position of Chief Operating Officer effective on May 11, 2006. As Chief Operating Officer, Mr. Markin will be responsible for the overall operations.  On May 31, 2006, our shares became listed on the NASDAQ Capital Market under the trading symbol “VSCP.”

Business Overview

We are a provider of image-based biomarker solutions to the pharmaceutical, biotechnology and medical device industries. We focus on applying our imaging technology in two areas:

•	improving the efficiency and effectiveness of the pharmaceutical and medical device research and development processes; and

•	providing unique products to improve treatment planning and diagnosis of patients in a clinical setting.

Our image-based biomarker measurement and visualization tools enable automated, accurate and reproducible measurement of minute changes that occur in anatomic structures in musculoskeletal, oncological, cardiological and neurological diseases. For pharmaceutical, biotechnology and medical device manufacturers, these tools can significantly alleviate or reduce clinical development bottlenecks by dramatically increasing the speed, accuracy and reliability of the demonstration of a new compound’s efficacy. Further, these measurements can be used to assess the viability of continuing a drug development project and eliminate as soon as possible a drug that is doomed to fail. Early failure is critical to the pharmaceutical industry to prevent the expenditure of limited R&D funds on a drug that will not perform as expected. We believe that this is especially important today with the large number of compounds that are awaiting evaluation.

Our technology may also be applicable in the development of products for patient treatment and surgical planning. We will focus on the deployment of diagnostic tools and services in the areas of arthritis, cancer, cardiology, neurology and other diseases. This diagnostic use has not yet been cleared or approved by the U.S. Food and Drug Administration.

We have begun to seek application of our technology in the defense area with the Department of Defense award for a potential contract to analyze reconnaissance and surveillance imagery.

Benefits to Pharmaceutical, Biotech and Medical Device Companies

The benefits to pharmaceutical companies from using our image analysis tools can include shorter clinical development time, and earlier determination of the effectiveness or ineffectiveness of a new drug or compound. Our technology helps to curtail trials that are not likely to be beneficial and to avoid mistaken termination of compounds that are likely to prove efficacious, through:

•	improved precision in the measurement of existing biomarkers resulting in shorter observation periods, with beneficial cost savings within a clinical trial;

•	new biomarkers, which are better correlated with disease states, again reducing trial length and therefore costs; and

•	reduced processing time for image data analysis through automation.

In addition, our technology reduces aggregate clinical development costs through:

•	improved precision for existing biomarkers, thus requiring smaller patient populations and lower administrative costs; and

•	new biomarkers that serve as better correlates, leading to better early screening and elimination of weak drug candidates in pre-clinical trials.

Benefits to Patients and Health Care Providers in a Diagnostic Setting

The specific diagnostic opportunities that we plan to pursue are treatment monitoring and surgical planning, with particular emphasis on the osteoarthritis and oncology markets. Osteoarthritis and cancer are leading causes of disability and death, respectively, throughout much of the developed world, and technologies for closely monitoring disease progression and response to treatment in both areas are currently lacking. We believe this presents us with a significant market opportunity.

In treatment monitoring and surgical planning, our technology is designed to offer patients and medical insurers the following benefits:

•
improved diagnosis of early stage patients in both osteoarthritis and cancer, which is a vital benefit, as early diagnosis is likely to lead to more successful and less expensive treatment, as well as better patient outcomes;

•
better treatment planning of patients based on determination of patient response to compounds or other treatment options (in oncology, for example, we have demonstrated the ability to determine whether patients are showing response to an anti-angiogenic drug after only 48 hours of treatment) (Glenn Liu et al., Dynamic Contrast-Enhanced Magnetic Resonance Imaging As a Pharmacodynamic Measure of Response After Acute Dosing of AG-013736, an Oral Angiogenesis Inhibitor, in Patients With Advanced Solid Tumors: Results From a Phase I Study,” Journal of Clinical Oncology, vol. 20, August 20, 2005); and

•	enhanced surgical planning leading to shorter and less invasive surgical procedures with improved patient outcomes.

In osteoarthritis, we believe that our technology is the only reliable and scalable technology on the market to be able to assess the current status of the cartilage in the knee, as well as determine if treatment options are improving the patient’s status. Additionally, we believe that our technology is the only one that can measure the health of the other surrounding tissues in the knee joint, including the meniscus and fluid volume, and surrounding muscle and ligament tissue. In oncology, we are the first company able to provide blood flow and volume measurements for cancer diagnosis and monitoring in a standardized and consistent way across multiple institutions (Jerry M. Collins, “Imaging and Other Biomarkers in Early Clinical Studies: One Step at a Time or Re-Engineering Drug Development?” Journal of Clinical Oncology, vol. 20, August 20, 2005). These measurements are vital for assessing patient response to next-generation anti-angiogenic cancer drugs.

Our Technology Solution

Although the entire suite of our technologies encompasses more than 35 algorithms, the five technologies that form the key differentiators for our solution are as follows:

•	automated segmentation for easier lesion detection and measurement;

•	automated feature extraction for efficient and effective analysis;

•	automated co-registration for tracking changes over time;

•	orthogonal and multi-sequence fusion for integrating information from multiple sources; and

•	ability to measure blood flow and metabolic activity.

The discussion below provides an explanation of the above technologies and how these technologies are unique in comparison to what is presently available.

Automated Segmentation

We have developed a series of algorithms that automatically segment MRI and CT image files into the components seen on the original set of images (i.e., hard tissues, such as bones, and soft tissues including muscles, fat, skin, vasculature, etc.). CT scans use computerized analysis of x-rays to detect tumors. MRIs use magnetic fields and radio-frequency waves to produce three-dimensional (or 3D) images of normal and abnormal tissue. Low-contrast images and non-uniform-illuminated images are automatically segmented as well as, and as easily as, high-contrast image data files. We believe that our successful autosegmentation of both high and low-contrast image data files is an important breakthrough in medical image analysis.

The image produced through the autosegmentation process is extremely significant from a drug discovery standpoint. After the image data file has been autosegmented, the resulting 3D image is a highly accurate, computer-manipulable, composite-model. These models present each component as a separate 3D object. The model can be disassembled structure by structure on the computer screen in much the same way that a plastic composite model can be separated into its components. This capability allows an individual to focus on specific structures and obtain measurements of parameters such as thickness, volume or surface area to determine the efficacy of a drug in changing the size or shape of a lesion or other defect. This approach to measurement contrasts with the time-consuming and costly radiologist-driven evaluation process that is commonly used. Further, the ability to obtain highly accurate, segmented 3D models is designed to enable the use of new biomarkers to determine efficacy.

Other imaging technology developers have created “autorendered” 3D visualizations. These visualizations are “glued-together” images and do not allow for a structure to be segmented into its components in order to obtain the desired measurements to determine efficacy. Once again, the burden is on the radiologist to observe changes in the structure and obtain measurements of the biomarkers.

Automated Feature Extraction

In many cases, the structures that need to be extracted and measured in medical images do not have distinguishable statistical borders with some parts of the surrounding tissue. In these cases, statistics-based segmentation will not be able to fully identify the structures of interest. We handle these cases using an algorithm that combines statistical tissue identification with a 3D geometric model for structure shape that is able to estimate the optimal location for a hypothetical border where none is discernable in the data.

Automated Co-Registration

Another key to our technology for use in determining drug efficacy is a time-lapsed series of segmented MRI or CT image data files collected over a period of days, weeks, months or years. A patent-pending co-registration/disease tracking algorithm is applied to track the changes in a specific patient anatomy/pathology over time. We can create a continuous cine-loop, provide precise measurements, or create 3D motion trajectory maps of slowly changing pathology or degenerating joints. Further, all these phenomena are also presented as numerical values.

These capabilities rely on our core autosegmentation platform to produce ultra-high resolution data files. When a series of ultra-high resolution data files are viewed in sequence through our technology, clinical researchers can automatically track, analyze and measure disease response to drug therapy. Since the data file is segmented, the clinicians can focus in on biomarkers of interest. For example, the volume of the whole brain, including gray and white matter (common biomarkers for determining the effect of drugs aimed at treating certain neurological diseases) can be segmented and measured over time. This capability would significantly improve the drug discovery process for degenerative neurological diseases such as multiple sclerosis, Parkinson’s and Alzheimer’s diseases. Similarly, the time-lapse technology allows musculoskeletal clinical researchers to track a patient’s response to drug treatment for joint diseases such as osteoarthritis.

Standard MRI or CT exams may miss abnormal findings because certain pathologic conditions are dependent on the position of the joint or exist in response to stress. Special positioning devices must be used first to guide and maintain the joint in a specific imaging plane and second to produce the load. Using a series of six image data files collected over a period of minutes, its technology can produce a cine-loop of a joint and its surrounding tissue. This is designed to enable, for example, the assessment of a compound efficacy of diagnostic procedure in treating a ligament tear or the success of ACL tissue repair.

Orthogonal and Multi-Sequence Fusion

Data files are typically based on a single series of MRI or CT images. The reason that autosegmentation has historically been so difficult to achieve is because there is not enough contrast between multiple low-contrast structures, particularly in a standard MRI data file. Somehow the data resolution must be optimized to accentuate the contrast and enable autosegmentation. Our team has developed two new patent-pending data acquisition techniques to enhance our autosegmentation efforts, orthogonal and multi-sequence fusion of image data files. Both of these techniques optimize imaging data and provide the highest possible resolution and contrast in the data file, enabling the application of the autosegmentation algorithms.

Orthogonal fusion starts with two perpendicular series of images, which are fused and then reconstructed. This fusion-reconstruction process enhances inter-plane resolution. This eliminates the discrepancy between in-plane resolution and slice thickness and creates isotropic voxels, increasing the accuracy of the original data and producing an isotropic resolution DICOM data file. The autosegmentation algorithms can then be applied to create ultra-high resolution, isotropic, composite models.

The second technique supporting our autosegmentation algorithms is multi-sequence fusion. Multi-sequence fusion starts when multiple MRI image data files are obtained using different pulse/parameter sequences. An algorithm is then applied which automatically registers and merges the multiple MRI image data files. This enhances the visualization of different tissue types and improves the contrast between tissues. After image data files are fused, they can be segmented to create a 3D composite model containing the information of all the MRI data files. In addition, the sequences have been written by us in such a way that they can acquire multiple data sets in the same time as required for a single data set.

Measurement of Blood Flow and Metabolic Activity

A growing number of anti-cancer drugs both on the market (e.g., Iressa and Avastin) and under development are designed to reduce the blood supply available to tumors, thereby depriving them of the ability to grow and spread. During development, these compounds require the ability to accurately measure blood flow and vascular permeability in vivo, in order to determine dose-response relationships and compound efficacy. In the clinic, this same capability is necessary in order to determine whether a particular patient is responding to treatment. We have developed a method, using dynamic contrast enhanced magnetic resonance imaging (DCE-MRI), to accomplish this. This technique involves repeated imaging, generally every five to ten seconds, for a period of several minutes before and after the injection of a gadolinium-based, FDA-approved, contrast agent. Tracer concentration changes over time can then be measured both in normal and cancerous tissues, and based on this information parameters such as blood flow, blood volume and vascular permeability can be derived. These parameters have been shown to relate directly to the activity of anti-angiogenesis and anti-vascular cancer drugs, and to allow the prediction of response or failure after only a few days of treatment.

Sales and Marketing

Our business development strategy is centered on an active calling effort aimed at pharmaceutical companies, biotechnology companies, principal investigators and clinical research organizations, or CROs. To date, we have made significant inroads by having contracts with 15 of the leading pharmaceutical, biotechnology and medical device companies including Pfizer, GlaxoSmithKline, Johnson & Johnson (DePuy) and Wyeth. We continue to grow our business by leveraging relationships with our current customers. As a result, our current customers have begun introducing us to other therapeutic groups within their organization. We continue to receive positive feedback from our customers, which has resulted in new projects.

In March 2004, we entered into a services and co-marketing agreement with Chondrometrics GmbH and a consulting agreement with Dr. Felix Eckstein, the founder of that company. Dr. Eckstein is an internationally recognized authority in osteoarthritis research, especially as it relates to cartilage degeneration. These agreements were intended to leverage the research activities between us and Dr. Eckstein and co-market each party’s services. The agreements expire on December 31, 2008, and automatically renew in one-year increments until either party delivers written notice of its intention not to renew.

In June 2005, we signed a non-exclusive partnership agreement with Research Dynamics Consulting Group Ltd. (a Rochester-based CRO) to co-market the clinical research services and technologies of both companies. The arrangement allows for either party to receive a 6.5% commission on the introduction of potential new customers.

Complementing our sales and marketing effort, we actively participate in medical conferences to showcase our technology, as well as collaborating with principal investigators on their academic research, which often results in highly visible, published research. We have already built a strong base of clinical collaborators across varied disease platforms.

We are continuing an active sales and marketing effort and are currently in discussions with a number of additional potential customers to form business and/or strategic alliances.

Pfizer Strategic Alliance

In July 2002, we entered into a multi-year strategic alliance under a clinical imaging and services agreement with Pfizer, which was expanded and renewed for two years in July 2005, to accelerate the discovery, validation and application of image-based biomarkers for clinical research. As part of the original agreement, Pfizer made an equity investment in VS which is now represented by our common stock that Pfizer received in the exchange transaction. Pursuant to the terms of the agreement with Pfizer, we granted Pfizer a worldwide, non-exclusive, perpetual, royalty-free license to use, reproduce and modify “tool boxes” that we develop for Pfizer using our image analysis tools and that Pfizer will use for the research and development of its pharmaceutical products. The relationship enables Pfizer to apply our technology to ongoing clinical research in an effort to identify and validate biomarkers correlating to clinical outcomes. The biomarkers may then be used to assess the efficacy of new pharmaceutical compounds in the clinical trial process.

This alliance represents a growing trend in the pharmaceutical industry to apply new technologies to accelerate the clinical development of compounds. Pfizer has a long history of investing in new clinical technologies and is considered an industry leader in this area. We derived 71% and 81% of our revenue from Pfizer for the years ended December 31, 2005 and 2004, respectively.

Industry Background and Market Trends

Market in Pharmaceutical and Medical Device Development

We estimate the current market for MRI and CT image analysis in clinical drug trials is approximately $140 million and is growing at over a 50% annual rate. The market is expected to exceed $1.0 billion annually by 2010. The use of MRI and CT imaging to determine efficacy of drugs is expected to continue rapid growth.
Growth is a function of:

•	the FDA’s desire to use MRI and CT imaging to determine efficacy due to its non-invasive nature;

•	the pharmaceutical industry’s desire to accelerate the time to market and reduce the cost of clinical drug trials; and

•	an increase in the number of drugs undergoing clinical trials owing to significant and growing pharmaceutical R&D.

Currently, the most significant bottleneck in drug development is the clinical trial process. In a recent study, Lehman Brothers and McKinsey & Co. estimate that the clinical development phase takes approximately seven years (50% of the total time) and $690 million (80% of the total cost of drug development), as illustrated below.

Total Time to Develop a New Pharmaceutical Compound

Years

Total Cost to Develop a New Pharmaceutical Compound

($million)

Source: Lehman Brothers and McKinsey & Co.

Image Analysis and Image-Based Biomarker Development

We have conducted extensive primary research to determine the current size of the market for image analysis services in the pharmaceutical industry. The information was collected as part of our discussions with many of the major companies that currently serve the industry. These include Bio-Imaging Technologies, Synarc, Beacon Bioscience, Perceptive, Duke Image Analysis Laboratories and Boston University, as well as a number of other academic centers in the United States and Europe. We have found that the market is fragmented, with approximately $140 million in total annual revenues estimated for 2005.

The industry is currently undergoing a rapid growth phase as the use of imaging end-points is becoming more accepted by the FDA and the number of compounds being tested by pharmaceutical companies continues to increase. We estimate the annual growth rate for the market at 40% to 60% for the next five years. Our estimates are based on a bottom-up calculation of the individual growth rates of the companies and academic centers within the industry. We believe that some of the largest players, which offer the broadest set of capabilities, are growing even faster. Specifically, Bio-Imaging Technologies, Perceptive (division of Parexel), Synarc and Beacon Bioscience.

We have also conducted extensive market research to fully understand the potential market opportunity for image analysis and image-based biomarker development for clinical drug studies. This research entailed meetings and phone interviews with leading experts in the areas of medical imaging, drug development and medical research, and with specialists in neurology, oncology and musculoskeletal disorders. More than 20 companies and academic centers (which serve as clinical trial sites) participated in our market research. Based on this research, we estimate that the market, which has projected sales of $140 million in 2005, has the potential to continue to grow at a 50% annual rate to reach $1.0 billion in total sales by 2010.

The following table displays the number of drugs, in all therapeutic areas, currently in Phases II and III, the average number of patients in a study, which is based on our own experience and confirmed through market research, and the average number of scans per patient annually. We have assumed that within the next five years between 25% and 40% of clinical trials will be using MRI or CT to determine efficacy. We estimate that approximately 35% of clinical trials can use imaging end-points to better determine efficacy. These include oncology, musculoskeletal and neurology clinical trials, and cardiology trials. The $750 assumed charge per image is based on our current price of $800 and the average market rate for premium image analysis services.

Total Market Potential in 2010
	No. of Drug Trials*	% of Trials using MRI/CT in 2010 in targeted areas	No. of Patients	No. of Revisits/ Annual Scans	Price Per Image	Market Potential
Phase I & II	2,107	35%	100	3	$750	$166 million
Phase III	719	35%	1250	3	$750	$708 million
Totals	2,826					$874 million
*Source: Biospace.com (September 2005)

It is likely that this estimate of market potential is conservative. This is based on the fact that the number of drugs in Phase II and III studies will continue to increase due to the pharmaceutical companies’ significant and growing R&D budgets, combined with the likelihood that greater than 35% of the studies will rely on MRI or CT imaging.

Market for Diagnostic Applications

Currently, more than 355 million people worldwide have arthritis (joint inflammation), according to published data. Arthritis is one of the most prevalent diseases and leading cause of disabilities in the United States, affecting nearly 46 million Americans of all ages, or about one of every six people. Arthritis is one of the most prevalent chronic health problems and the nation’s leading cause of disability among Americans over age 15. There are more than 100 types of arthritis, such as osteoarthritis, rheumatoid arthritis (and juvenile rheumatoid arthritis), gout and psoriatic arthritis. Arthritis has been reported as the cause of disability more than any other chronic disease including back pain, heart or lung conditions, diabetes or cancer.

Osteoarthritis, a degenerative joint disease and one of the most common forms of arthritis, affects almost 190 million people worldwide (53% of arthritis patients) and 20.7 million Americans. It primarily affects the joint cartilage. It usually affects the weight-bearing joints, such as knee, feet, spine and fingers. It results in nearly 39 million physician visits annually in the United States, according to statistics from the Arthritis Foundation and Centers for Disease Control & Prevention, 2002 and 2005.

An increasing trend is the use of imaging technology, as it provides a non-invasive method, to diagnose and plan for the treatment of diseases. Currently, the aggregate market for medical imaging services by hospitals and imaging centers generates $48 billion in annual revenues. We plan to tap into this market by providing quantification and visualization services for existing MRI and CT imaging modalities.

There are approximately 20,000 CT scanners and 14,000 MRI scanners in use globally. Assuming one image per week is sent from each of the scanners to us for analysis at an average price per analysis of $250, the resulting opportunity approximates $850 million annually.

Image Analysis Solutions in Pharmaceutical and Medical Device Industries

Drug discovery and development has been constrained by the lack of accurate image analysis tools and appropriate image-based biomarkers. In many clinical studies, X-ray is the chosen modality for evaluating a compound’s efficacy. X-ray imaging in drug discovery has significant limitations, which include:

•	partial or complete inability to detect changes in a region of interest due to poor contrast or occlusion;

•	subject to inter/intra-observer variability - error in radiologist measurements can amount to upwards of 30% for small structures of interest;

•	the need for a radiologist to perform manual tracings is not only subject to error, but is also time consuming; and

•	reliance on a radiologist for biomarker measurements results in very limited throughput.

The constraints mentioned above can add months and years to the drug discovery process.

The use of MRI and CT to determine drug efficacy is increasing, owing to its superior information content relative to X-ray. MRI and CT are more sensitive to pathology, provide higher contrast for soft tissue and are three-dimensional. These attributes improve the detection of disease and the ability to monitor disease progression over time. While MRI and CT are preferred modalities, they too suffer from the need to have a radiologist review the images, detect disease, monitor progression and, when necessary, perform manual calculations.

Diagnostic Service in the Arthritis Market

Outside of cardiovascular diseases, arthritis is the most common disease in the United States affecting the population at large. Arthritis is the source of at least 44 million visits to health care providers, 744,000 hospitalizations, and 4 million days of hospital care per year. Nearly 60% of persons with arthritis are in the working age population, and they have a low rate of labor force participation.

Disabilities and illness from arthritis have a sizable impact on the U.S. economy. The estimated cost of arthritis is about $64.8 billion. Of this amount, 24% was attributable to direct medical costs and 76% was attributable to indirect costs from lost wages. Drug sales of anti-arthritics in the United States totaled $1.7 billion for the year ended November 1998 for 70.5 million prescriptions dispensed. In the United States, more than $35 billion is spent annually on medical expenses and lost wages related to osteoarthritis, according to the CDC.

In the early stages, arthritis is generally treated with conservative nonsurgical measures. Ultimately, if the disease does not respond to these options, several surgical remedies (i.e., arthroscopic surgery and cartilage grafting) are used. Joint replacement is often used to relieve the pain and disability that accompanies all types of arthritis.

Early diagnosis is important to begin treatment that can help relieve pain, improve mobility and minimize long-term disability. Currently, patients go through a long “trial-and-error” period with their physicians in an attempt to find a drug or appropriate life style change that relieves pain without causing severe side effects.

Intellectual Property

We depend on our ability to develop and maintain the proprietary aspects of our technology to distinguish our services from our competitors’ products and services. We consider our patented technology and the technology for which we have applied for patent protection to be of material importance to our business plan. We hold seven patents issued by the United States Patent and Trademark Office. We have also applied for a number of other patents, both domestically and in foreign jurisdictions. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, copyright, trademark and patent laws. Our policy is to require employees and consultants to execute confidentiality and invention assignment agreements upon the commencement of their relationship with us. These agreements provide that confidential information developed or made known during the course of a relationship with us must be kept confidential and not disclosed to third parties except in specific circumstances and for the assignment to us of intellectual property rights developed within the scope of the employment relationship.

Competition

Our competition is largely comprised of a limited number of university research centers that are working on developing the next generation of image analysis tools. Aside from the university centers, there are a few commercial entities that have a desire to provide these advanced image services; however, we believe they are constrained by their lack of technical capabilities.

One group of potential competitors is clinical research organizations (CROs) providing clinical trial services to pharmaceutical companies. As of the date of this prospectus, we believe that none of the leading CROs have technology capabilities that are comparable to our technology.

CROs typically provide manual and non-differentiated interpretation of medical images for the pharmaceutical industry. The second group of competitors are technology companies that provide 3D visualization technology to medical equipment manufacturers and hospitals. We may compete with these companies in providing diagnostics services to the market.

We believe that currently there is an opportunity for us to establish a technology advantage and a set of differentiated services in the advanced image-based biomarker market.

Competitors in Accelerating Pharmaceutical and Medical Device Development

The main CROs which participate in imaging trials are Bio-Imaging Technologies, Synarc, Perceptive and Beacon Bioscience. It is our understanding that these companies use predominately manual approaches that are unable to quantify minute structures in medical images. As a result, it may be difficult for them to offer differentiated services to achieve higher profit margins. Additionally, some academic centers have worked on software that has applications for neurological diseases. These academic centers include Duke Image Analysis Laboratory, University of Pennsylvania, University of Montreal and University of California at San Francisco. However, we believe these organizations lack the required FDA compliance standards and ability to scale their operations to meet customer demand and we believe they offer inferior technology.

Based on our research and feedback from our customers, we believe that our technology is superior to the technologies and methods currently utilized by CROs because of our patented autosegmentation capabilities, patent-pending data processing techniques and orthogonal and multi-sequence fusion. These proprietary processing techniques enhance the MRI or CT data file and allow for segmentation of the most complex structures that are critical to evaluation of disease progression. For example, currently CROs are unable to provide automated volumetric quantification of meniscus volume, bone marrow edema volume, T2 lesions volume and cartilage roughness. Our work has shown that all of these end-points are critical markers for determining the stage of osteoarthritis in patients.

We believe CROs recognize the pharmaceutical industry’s desire to have a quicker, less costly and more efficient means of determining efficacy through imaging, but they have not focused on developing the technology. It is highly likely that CROs will obtain the desired capabilities through the acquisition of a company that has developed the necessary image analysis technology. Given that there are a limited number of entities with automated segmentation and measurement technology, an acquisition of such an entity by a CRO would position the CRO at the forefront of a growing market.

Academic institutions such as the University of Pennsylvania, University of Montreal and University of California at San Francisco tend to have more advanced technology than their commercial peers. However, their commercial efforts are constrained by being part of an academic institution.

Indirect Competitors in Diagnostic Market

Our three-dimensional visualization software offers significant advantages for viewing joint images. Our software is able to not only create 3D visualization, but also to separate a volume into its component structures, i.e., hard tissues, such as bones, and soft tissues, including muscles, fat, skin and vasculature. Low-contrast images and those with non-homogeneous gross intensity are automatically segmented as well as, and as easily as, high-contrast image data files. The successful segmentation of both high and low-contrast image data files is an important breakthrough in medical image analysis. This capability allows an analyst to focus on specific biomarkers and obtain volume and shape measurements of biological structures, such as cartilage, meniscus, fluid and bone narrow edema.

The need to diagnose and to provide treatment and surgical planning for osteoarthritis patients is not a new problem. As a result, many large and small companies have been trying to find a solution. The treatment and surgical planning for a number of diseases is hampered by the lack of appropriate measurements and visualization tools. It is difficult and extremely challenging to determine compound efficacy in a disease such as osteoarthritis.

We have identified the research efforts of the following companies as potential competition due to our attempts to solve similar problems. These companies are Vital Images, Cedara, Medical Media Systems, R2 Technology and ViaTronix. Customers such as GE Healthcare, Philips, Siemens and Toshiba currently use software from these companies.

Government Regulation

Healthcare is heavily regulated by the federal government, and by state and local governments. The federal laws and regulations affecting healthcare change constantly, thereby increasing the uncertainty and risk associated with any healthcare-related company such as VirtualScopics.

The federal government regulates healthcare through various agencies, including the following:

•	the Food and Drug Administration, or FDA, which administers the Food, Drug, and Cosmetic Act, or FD&C Act, as well as other relevant laws;

•	Centers for Medicare & Medicaid Services, or CMS, which administers the Medicare and Medicaid programs;

•
the Office of Inspector General, or OIG, which enforces various laws aimed at curtailing fraudulent or abusive practices, including by way of example, the Anti-Kickback Law, the Anti-Physician Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude health care providers and others from participating in federal healthcare programs; and

•	the Office of Civil Rights which administers the privacy aspects of the Health Insurance Portability and Accountability Act of 1996, or HIPAA.

All of the aforementioned are agencies within the Department of Health and Human Services, or HHS. Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid program and their internal laws regulating all healthcare activities.

FDA

We currently meet the requirements of Good Clinical Practices: Consolidated Guidance, which governs the conduct of clinical trials, and our software complies with the FDA’s Regulation 21 CFR Part 11 (Electronic Records; Signatures) and 21 CFR Part 820.30, which outline the requirements for design controls in medical devices.

The FDA regulates medical devices. A “medical device,” or device, is an article, including software and software associated with another medical device, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals. Computer software that complements a CT or MRI scan, such as VirtualScopics, is considered a medical device and is therefore subject to FDA regulation. Even when used to assist clinical trials, the software may be considered a medical device subject to clearance or approval by the FDA, as discussed below, depending on how the software is used.

To date, no such FDA clearance or approval has been sought or granted and, accordingly, our sales have been limited to those uses not requiring FDA clearance or approval. Absent such approval or clearance and to comply with the FD&C Act, our current sales to pharmaceutical companies for use in clinical drug trials is limited to those protocols where the image-based product is used by radiologists to facilitate their observations of and to document MRI or CT scans. Our significant growth in the clinical drug trial area depends on acceptance by the FDA of image-based biomarkers for new drug approvals. No assurance can be given that the FDA will continue or increase acceptance of biomarkers for new drug approvals. We would need to obtain FDA clearance or approval, as discussed below, before using our technology and services for diagnostic or treatment planning in a clinical setting. No assurance can be given that such clearance or approval would be granted or that it would be granted in a timely manner.

Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution. In the United States, we generally are able to obtain permission to distribute a new device in two ways. The first applies to any new device that is substantially equivalent to a device first marketed prior to May 1976. In this case, to obtain FDA permission to distribute the device, we generally must submit a premarket notification application (a section 510(k) submission), and receive an FDA order finding substantial equivalence to a device (first marketed prior to May 1976) and permitting commercial distribution of that device for its intended use. A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device.

If clinical data from human experience are required to support the 510(k) submission, these data must be gathered in compliance with investigational device exemption (IDE) regulations for investigations performed in the United States. The 510(k) process is normally used for software products of the type that we propose distributing. The FDA review process for premarket notifications submitted pursuant to section 510(k) takes on average about 90 days, but it can take substantially longer if the agency has concerns, and there is no guarantee that the agency will “clear” the device for marketing, in which case the device cannot be distributed in the United States. Nor is there any guarantee that the agency will deem the article subject to the 510(k) process, as opposed to the more time-consuming and resource intensive and problematic, premarket approval, or PMA, process described below.

The second, more comprehensive, approval process applies to a new device that is not substantially equivalent to a pre-1976 product. In this case, two steps of FDA approval generally are required before we can market the product in the United States. First, we must comply with IDE regulations in connection with any human clinical investigation of the device. Second, the FDA must review our PMA application, which contains, among other things, clinical information acquired under the IDE. The FDA will approve the PMA application if it finds there is reasonable assurance the device is safe and effective for its intended use.

Certain changes to existing devices that do not significantly affect safety or effectiveness can be made with in vitro testing under reduced regulatory procedures, generally without human clinical trials and by filing a PMA supplement to a prior PMA. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

After approval or clearance to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, have the power to withdraw the clearance or require changes to a device, its manufacturing process, or its labeling or additional proof that regulatory requirements have been met.

A device manufacturer is also required to register with the FDA. As a result, we may be subject to periodic inspection by the FDA for compliance with the FDA’s Quality System Regulation requirements and other regulations. In the European Community, we are required to maintain certain International Organization for Standardization (ISO) certifications in order to sell product and to undergo periodic inspections by notified bodies to obtain and maintain these certifications. These regulations require us to manufacture products and maintain documents in a prescribed manner with respect to design, manufacturing, testing and control activities. Further, we are required to comply with various FDA and other agency requirements for labeling and promotion. The Medical Device Reporting regulations require that we provide information to the FDA whenever there is evidence to reasonably suggest that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. In addition, the FDA prohibits us from promoting a medical device for unapproved indications.

Medicare and Medicaid

Inasmuch as a significant percentage of the projected patient population that could potentially benefit from our device are elderly, Medicare would likely be a potential source of reimbursement. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons, persons with end-stage renal disease, and those suffering from Lou Gehrig’s Disease. In contrast, Medicaid is a medical assistance program jointly funded by federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid.

Medicare reimburses for medical devices in a variety of ways depending on where and how the device is used. However, Medicare only provides reimbursement if CMS determines that the device should be covered and that the use of the device is consistent with the coverage criteria. A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries), a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS through a National Coverage Determination. There are new statutory provisions intended to facilitate coverage determinations for new technologies, but it is unclear how these new provisions will be implemented. Coverage presupposes that the device has been cleared or approved by the FDA and further, that the coverage will be no broader than the approved intended uses of the device (i.e., the device’s label) as approved or cleared by the FDA, but coverage can be narrower. In that regard, a coverage determination may be so limited that relatively few patients will qualify for a covered use of the device; a narrow Medicare coverage determination may undermine the commercial viability of the device.

A coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition especially for a new technology and inconsistent local determinations are possible. On average, according to an industry report, Medicare coverage determinations for medical devices lag 15 months to five years or more behind FDA approval for that device. Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations.

Even if Medicare covers a device for certain uses, that does not mean that the level of reimbursement will be sufficient for commercial success. The Medicare reimbursement levels for covered procedures are determined annually through two sets of rulemakings, one for outpatient departments of hospitals under the Outpatient Prospective Payment System, or OPPS, and the other, for procedures in physicians’ offices under the Resource-Based Relative Value Scales, or RBRVS (i.e., Medicare fee schedule). If the use of a device is covered by Medicare, a physician’s ability to bill a Medicare patient more than the Medicare allowable amount is significantly constrained by the rules limiting balance billing. For covered services in a physician’s office, Medicare normally pays 80% of the Medicare allowable amount and the beneficiary pays the remaining 20%, assuming that the beneficiary has met his or her annual Medicare deductible and is not also a Medicaid beneficiary. For services performed in an outpatient department of a hospital, the patient’s co-payment under Medicare may exceed 20% depending on the service. Usually, Medicaid pays less than Medicare, assuming that the state covers the service. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls upon healthcare providers, e.g., physicians, by private and public payors are expected to continue.

Fraud and Abuse

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties that can materially affect us. These federal laws include, by way of example, the following:

•
The anti-kickback statute prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

•
The physician self-referral prohibition (commonly referred to as the Stark Law), which prohibits referrals by physicians of Medicare or Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

•	The anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

•
The False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs); and

•	The Civil Monetary Penalties, which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons may be filed by almost anyone, including present and former patients or nurses and other employees, and even competitors. HIPAA, in addition to its privacy provisions, created a series of new healthcare related crimes.

As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on a supplier’s liquidity and financial condition. An investigation into the use of a device by physicians may dissuade physicians from either purchasing or using the device.

Privacy Provisions of HIPAA

HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure. HIPAA directly regulates “covered entities” (healthcare providers, insurers and clearinghouses) and indirectly regulates “business associates” with respect to the privacy of patients’ medical information. All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information. It is uncertain whether we would be deemed to be a covered entity under HIPAA and it is unlikely that we would, based on our current business model, be a business associate. Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of any patient information that we receive, store, create or transmit. If we fail to adhere to our contractual commitments, then our physician customers may be subject to civil monetary penalties.

Research and Development Costs

We incurred approximately $853,085 and $1,238,665 in research and development costs for the years ended December 31, 2005 and 2004, respectively. We incurred approximately $239,299 and $231,603 in research and development costs for the quarters ended March 31, 2006 and 2005, respectively.

Customers

Pfizer projects represented 71% of our revenue in 2005 and 81% in 2004. Therefore, at present, our results will depend on our strategic alliance with Pfizer and the delivery of our services to Pfizer. Additionally, Pfizer may terminate its contractual relationship with us for any or no reason on 30 days’ advance notice. A decision by Pfizer to discontinue or limit our relationship could have a material adverse impact on our business.

Employees

As of March 31, 2006, we had 53 employees and six contract radiologists. Of our employees, 47 are full-time.

Description of Property

        We lease 12,258 square feet of office space at our corporate headquarters in Rochester, New York. The annual rent under the lease is approximately $180,000. The lease ended in March 2006 and was renewed for an additional two-year term. We believe that the size and condition of our existing leased facility is sufficient to meet our current requirements.

Reports to Security Holders

We file reports with the SEC, including our annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy and information statements from time to time, as required.

You may read and copy any materials that we have filed and will file with the Securities and Exchange Commission, without charge, at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Additionally, such information has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
        The following table sets forth information regarding the members of our board of directors, our executive officers and our significant employees. The directors listed below will serve until the next annual meeting of our stockholders.

Name	Age	Position
Robert Klimasewski,	63	President, Chief Executive Officer and Director
Warren Bagatelle	67	Chairman of the Board of Directors
Dr. Saara Totterman, M.D., Ph.D.	65	Chief Medical Officer and Director
Terence A. Walts	58	Director
Sidney R. Knafel	75	Director
Colby H. Chandler	80	Director
Charles Phelps, Ph.D.	62	Director
Jeffrey Markin	47	Chief Operating Officer
Molly Henderson	35	Chief Financial Officer and Vice President of Finance

The principal occupations for the past five years (and, in some instances, for prior years) of each of our directors, officers and significant employees are as follows:

Robert Klimasewski, age 63, was named Chief Executive Officer of the Company and was elected as a director of the Company on November 4, 2005. He has served as Chief Executive Officer of VirtualScopics, LLC since June 2005 and has been a board member of VirtualScopics, LLC since its inception. Mr. Klimasewski served as President and Chief Executive Officer of Transcat, Inc. (formerly Transmation, Inc.) (NasdaqSC: TRNS), a publicly-held global distributor of professional grade test, measurement and calibration instruments, from 1994 to 1998, when he relinquished those titles and assumed the role of Chairman of the Board of Transcat. In 2000, Mr. Klimasewski stepped down as Chairman of the Board of Transcat and was re-appointed President and Chief Executive Officer. He served in those roles until 2002, when he retired. Mr. Klimasewski remains on Transcat’s board of directors. He also was a co-founder of Burleigh Instruments Inc., a manufacturer of precision scientific instrumentation, which was sold in December 2000. He served for 18 years on the board of directors of Laser Power Corporation, a publicly-held company, until its sale in 2000. He currently serves on the board of directors of The University Technology Seed Fund. He is a member of the University of Rochester’s Visiting Committee for the School of Engineering and Applied Science. Mr. Klimasewski holds B.S. and M.S. degrees in optical engineering from the University of Rochester.

Warren Bagatelle, age 67, has served as a director of the Company since November 4, 2005, as a director of VirtualScopics, LLC since August 2001, as Chairman of the board of directors of the Company since November 4, 2005, and as the Chairman of the board of directors of VirtualScopics, LLC since August 2002. Mr. Bagatelle has been a managing director of Loeb Partners Corporation since 1988, where his responsibilities include all elements of corporate finance. Specific activities cover identifying, financing and monitoring investments in small and medium size companies, providing advisory services on mergers, acquisitions, divestitures and restructurings, and advising on, managing and co-managing public offerings. Loeb Partners is a full service investment banking firm based in New York City. Mr. Bagatelle is a general partner of Loeb Investors Company 147, L.P., one of VirtualScopics, LLC’s former members and one of our stockholders. Mr. Bagatelle is also a director of FuelCell Energy, Inc. (NasdaqNM: FCEL) and Electro Energy Inc. (NasdaqSC: EEEI), as well as several private companies. He received his M.B.A. degree from Rutgers University and his B.A. degree in economics from Union College.

Dr. Saara Totterman, M.D., Ph.D., age 65, has served as a director of the Company since November 4, 2005. Dr. Totterman is one of VirtualScopics, LLC’s founders, has served as the Chief Medical Officer and a director of VirtualScopics, LLC since its inception. She is responsible for both setting the strategic direction for the medical research that we undertake, as well as ensuring thorough medical oversight for all the clinical programs that we conduct. Prior to founding VirtualScopics, LLC, she served as the director of the MR Center at the University of Rochester Medical Center having full responsibility for the operation of the center with profit and loss oversight for $35 million in annual revenues. Dr. Totterman is internationally recognized as an authority in musculoskeletal CT and MRI, having over 100 publications in peer-reviewed journals and making over 120 presentations at international meetings. She has also contributed to the writing of 11 book chapters and is a reviewer for Radiology, the highest ranked radiological journal in the world, for which she has won several awards. Dr. Totterman’s main research concentration has been MR imaging technology development and image segmentation, which have formed the foundation for its technology. She has extensive experience in multidisciplinary research, collaborating with engineering and physics scientists and is frequently sought out as an advisor to the pharmaceutical industry. She received her M.D. degree at the University of Oulu, Finland, her Ph.D. in medicine at the University of Bergen, Norway and her B.A. degree in medicine from the University of Oulu, Finland.

Terence A. Walts, age 58, has served as a director of the Company since December 8, 2005. Mr. Walts was President, CEO and a director of Refocus Group, Inc., (OTCBB: RFCG) a late stage medical device company engaged in research and development for treatments of eye disorders, from September 2002 through October 2005. Prior to that position, Mr. Walts acted as a consultant to medical startup companies and held positions with, among others, ONCOSE, Inc., an in-vitro diagnostics company, Medjet, Inc., an early stage medical devices company, and CIBA Vision, a diversified eye care company.

Sidney R. Knafel, age 75, has served as a director of the Company since November 4, 2005 and of VirtualScopics, LLC since August 2001. Mr. Knafel is presently the managing partner of SRK Management Company, a private investment company. He also serves as Chairman of Insight Communications Company, a cable communications company. Mr. Knafel is a director of IGENE Biotechnology, Inc. (PNK: IGNE) and General American Investors Company, Inc. (NYSE: GAM) as well as several private companies. He is a graduate of Harvard College and the Harvard Graduate School of Business Administration.

Colby H. Chandler, age 80, has served as a director of the Company since December 16, 2005. Mr. Chandler retired from Eastman Kodak Company in 1990 after 40 years of service. Mr. Chandler served as the president of Eastman Kodak Company from 1977 until his retirement, and as the chairman of the board of directors and chief executive officer of Eastman Kodak Company from 1983 until his retirement. Mr. Chandler has also served on the board of directors of Ford Motor Company (NYSE: F), JC Penney Corporation, Inc. (NYSE: JCP), Citigroup, Inc. (NYSE: C) and Digital Equipment Corporation. Mr. Chandler has a bachelor’s degree in engineering physics from the University of Maine and a master’s degree in industrial management from Massachusetts Institute of Technology.

Charles Phelps, Ph.D., age 62, has served as a director of the Company since December 16, 2005. Dr. Phelps has been the provost of the University of Rochester (University of Rochester is a shareholder of the company), since 1994. Prior to that position, Dr. Phelps was the chair of the Department of Community and Preventive Medicine in the University of Rochester’s School of Medicine and Dentistry. Prior to working at the University of Rochester, Dr. Phelps served as a senior staff economist and as a director of the RAND Corporation. Dr. Phelps has a bachelor's degree in mathematics from Pomona College, an MBA in hospital administration from the University of Chicago, and a doctorate in business economics from the University of Chicago.

Molly Henderson, age 35, has served as Chief Financial Officer and Vice President of Finance of the Company since November 4, 2005 and of VirtualScopics, LLC since May 2003. She served as VirtualScopics, LLC’s Controller from October 2002 to May 2003. Ms. Henderson oversees all financial aspects of the company’s operations. She has previously served as the Corporate Controller of UltraLife Batteries, Inc., (NasdaqNM: ULBI) a publicly-held provider of high performance lithium battery solutions. Ms. Henderson’s primary functions at the company include providing strategic direction and overseeing all financial related matters, as well as overseeing and ensuring proper accounting standards of the company. Earlier in her career, she was a Manager in the audit division of PricewaterhouseCoopers LLP, and her clients included Bausch & Lomb, Inc., Frontier Communications, Tropicana and FF Thompson Health System. Ms. Henderson received her M.B.A. and B.S. degrees from the State University of New York at Buffalo.

Jeffrey Markin, age 47, has served as Chief Operating Officer of the Company since May 11, 2006. Prior to that time he was employed by the Eastman Kodak Company for 26 years. Mr. Markin's most recent position with Kodak was in its health group as vice president and general manager of output systems and mammography solutions. Since joining the Kodak health group in 2001, he managed major group operations including leadership of the conventional x-ray business, mammography solutions, healthcare IT software and solutions business, and global radiology sales and service organization. Mr. Markin has also held leadership positions in Eastman Kodak’s document imaging business. Mr. Markin has served on the board of directors for Hermes Precisa Australia, the leading document services company in Australia. Mr. Markin is a Six Sigma Management Black Belt and in 2004 he won Eastman Kodak Chairman's leadership award for his inspired management of company and health group business imperatives. Mr. Markin holds a B.S. degree in industrial engineering from State University of New York at Buffalo and an M.B.A. from the Simon School of Business at the University of Rochester.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table discloses compensation received by VirtualScopics' Chief Executive Officer, former Chief Executive Officer and the only other executive officer or director of the Company who, for 2005, had compensation exceeding $100,000 (the “Named Executive Officers”), for the last three fiscal years.

		Annual Compensation		Long-Term Compensation
					Number of
			Bonus and	Restricted	Securities
			Other Annual	Stock	Underlying		All Other
Name and	Year	Salary	Compensation	Award(s)	Options/SARs		Compensation
Principal Position	Ended(1)	($)	($)	($)	(#)		($)

Robert Klimasewski	2005	—	—	—	700,000	(2)	—
President and CEO(1)	2004	—	—	—	7,142	(3)	—
	2003	—	—	—	—		—

Dr. Saara Totterman	2005	182,116	—	—	25,000		4,274
Chief Medical Officer	2004	216,058	18,900	—	—		3,718
of VirtualScopics, LLC	2003	209,998	—	—	23,805	(3)	3,235

Edward Sundberg (4)	2005	20,000	—	—	—		—
	2004	—	—	—	—		—
	2003	—	—	—	—		—

(1)
The compensation presented for Klimasewski and Totterman earned prior to November 4, 2005, is for services to VirtualScopics, LLC, prior to our acquisition of that company in the reverse acquisition transaction. Since we succeeded to the business of VirtualScopics, LLC in the transaction and discontinued our prior business, we have presented this additional information in this table.

(2)
Mr. Klimasewski was elected CEO of VirtualScopics in November 2005 following the reverse acquisition. He elected to receive no salary in 2005 and was compensated by the company in stock options. Mr. Klimasewski began receiving a cash salary for his position as CEO, in 2006. On November 5, 2005, the Board of Directors of the Company granted to Mr. Klimasewski an option to purchase 700,000 shares of our common stock at $2.50 per share. If Mr. Klimasewski is not employed by the Company as the CEO on the first anniversary of the grant date, 350,000 stock options will be forfeited.

(3)
These options were granted pursuant to VirtualScopics’ long-term incentive plans. Pursuant to the Securities Exchange Agreement, we have agreed to issue shares of our common stock upon the exercise of these options in lieu of VirtualScopics membership units previously issuable thereunder. Based upon the exchange ratio used for the exchange transaction, we are obligated upon the exercise of these options to issue the number of shares of our common stock set forth in the table to Mr. Klimasewski and Dr. Totterman, respectively.

(4)	Mr. Sundberg resigned as CEO of the Company in connection of the closing of the reverse acquisition on November 4, 2005.

During 2004, our board of directors and stockholders, prior to the reverse acquisition adopted the 2004 Non-Statutory Stock Option Plan. We have not granted any options under that plan and plan to terminate the plan. On November 4, 2005, we assumed the obligation to issue 2,327,937 shares of our Common Stock upon the exercise of options under VirtualScopics LLC’s 2005 Long Term Incentive Plan and 2001 Long Term Incentive Plan. The following table provides information concerning the options we granted to our Named Executive Officers during 2005.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options	Percent of Total Options Granted to Employees in Fiscal	Exercise Price	Expiration	Potentially Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(2)
Name	Granted	Year	($/Share)	Date	5%	10%
Robert Klimasewski	700,000(1)	100.0%	$2.50	11/5/2015	$43,750	$87,500

(1)
Mr. Klimasewski was elected CEO of VirtualScopics in November 2005 following the reverse acquisition. He elected to receive no salary in 2005 and was compensated by the Company in stock options. Mr. Klimasewski began receiving a cash salary for his position as CEO, in 2006. On November 5, 2005, the Board of Directors of the Company granted to Mr. Klimasewski an option to purchase 700,000 shares of our common stock at $2.50 per share. If Mr. Klimasewski is not employed by the Company as the CEO on the first anniversary of the grant date, 350,000 stock options will be forfeited.

(2)
The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of 5% and 10% over the full term of the options, as required by applicable regulations and are provided for illustrative purposes only and do not reflect the Company’s estimate or projection of future Common Stock prices.

The following table provides information concerning options held by the Named Executive Officers as of end of 2005.

Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options At Fiscal Year-End ($) Exercisable/Unexercisable(1)
Robert Klimasewski	---	---	0/700,000	0/100%

(1)	On December 31, 2005, the last sale price per share of VirtualScopics’ Common Stock reported on the OTCBB was $7.30.

 Employment Agreements

The Company has entered into an employment agreement with Mr. Markin. The agreement provides for an employment term at-will, an annual base salary of $220,000, a bonus of $30,000 in 2006 upon the achievement of certain Company performance targets and restrictive covenants against competition. Mr. Markin has been granted 500,000 stock options under a new plan to be created and approved by the stockholders of the Company. The exercise price of the stock option grant will be $4.00 and have a four year vesting schedule.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pfizer Clinical Imaging and Services Agreement

Concurrent with Pfizer’s equity investment in VirtualScopics, LLC in June 2002, VirtualScopics, LLC entered into a Clinical Imaging and Services Agreement with Pfizer. This agreement was renewed for a two-year period commencing in August 2005. The agreement was intended to assist VirtualScopics, LLC in further developing and validating its image analysis software and image-based biomarkers through testing by Pfizer. The agreement may be extended for two additional one-year terms at the end of the current two-year term. Pfizer may terminate the agreement for any or no reason on 30 days’ advance notice.

Loans from Related Parties

In November 2002, VirtualScopics, LLC received two loans from its significant stockholders, Dr. Saara Totterman (Director) and Dr. Jose Tamez-Pena. Specifically, VirtualScopics, LLC issued promissory notes to these persons in the following amounts: Dr. Jose Tamez-Pena, $150,000; and, Dr. Saara Totterman, $90,000. The unpaid principal and interest under the notes is paid quarterly ending on March 31, 2008 at an interest rate of 5.75% per annum.

MRI Machine

In December 2002, VirtualScopics, LLC received an investment of $2,450,000 from GE Medical Systems for 1,088,889 series C preferred units of VirtualScopics, LLC. These units were converted into shares of our common stock. Upon receipt of the proceeds of this investment, VirtualScopics, LLC purchased an MRI machine from this investor for $2,300,000. During 2003, the equipment was sold to the University of Rochester, a related party, for $2,300,000. As of March 31, 2006, VirtualScopics, LLC had received $1,250,000 of the payment from the University of Rochester. Additionally, VirtualScopics, LLC retained the right to use the machine exclusively one day a week for seven years. The balance of $1,050,000 was applied as an advance payment for use of the equipment and is recorded as an other asset on the balance sheet as of March 31, 2006 and is being amortized based on usage over the life of the agreement. The equipment is being used by us for research and to broaden our ability to service our customers.

Matrix USA, LLC

Mr. Bagatelle, the Chairman of the Company, and his spouse currently hold non-controlling interests in Matrix USA, LLC, a registered broker-dealer. Matrix USA acted as sub-agent to our placement agent in the private placement we completed concurrent with the exchange transaction. As a result of these services, during the year ended December 31, 2005, Matrix USA received commissions of $155,400 and four-year warrants to purchase 77,700 shares of our Common Stock.

Redemption of Shares From Former President

Concurrent with the closing of the exchange transaction and the private placement, we redeemed 70,537,500 shares of our common stock from our former directors, Edward A. Sundberg and Lindsay Sundberg, for an aggregate consideration of $200 and then cancelled those shares at the closing of the exchange transaction.

Former ConsultAmerica Transactions

Prior to the closing of the exchange transaction, we operated out of office space located at 13070 Addison Rd., Roswell, GA  30075 provided to us by our former President at no cost. There was no written lease agreement.

ConsultAmerica’s fiscal year end was August 31. During the years ended August 31, 2005 and 2004, substantially all of our revenue was associated with engagements with entities affiliated with our former President. The portion of proceeds attributable to us from these engagements was determined solely by our former President and was not the result of any independent negotiation. We have no commitments for future engagements with any of these entities.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our current directors and executive officers, as a group.

Except as indicated below, and subject to applicable community property laws, each reported owner has sole voting power and sole investment power with respect to the reported shares.

Common Stock

Name	Number of Common Shares Beneficially Owned(1)	Percentage of Common Shares Beneficially Owned(2)
5% or Greater Stockholders:

University of Rochester (3)	4,641,975	20.9%
Loeb Investors Company 147, LP (4)	4,450,564	20.3%
Dr. Jose Tamez-Pena (5)	1,968,677	9.0%
Pfizer Inc. (6)	1,553,121	7.1%
GE Healthcare (7)	1,218,467	5.6%
Kevin J. Parker (8)	1,166,445	5.3%

Directors and Executive Officers:

Robert Klimasewski (4)(5)	41,421	*
Warren Bagatelle (4)(5)	4,547,688	20.9%
Molly Henderson (5)	121,834	*
Dr. Saara Totterman (5)	1,183,112	5.4%
Sidney Knafel (4)(5)	41,421	*
Terence Walts (5)	30,000	*
Colby Chandler	--	*
Charles Phelps (9)	--	*
Jeffrey Markin (10)	--	*
Directors and Executive Officers as a group (9 persons)	5,965,476	26.9%

* Less than 1% of outstanding shares of common stock

(1)	Includes options, warrants, convertible stock, and similar rights to purchase shares of VirtualScopics common stock that are exercisable within sixty (60) days.

(2)
The calculation in this column is based upon 21,889,075 shares of common stock outstanding on  July 10, 2006, (which does not include the conversion of series A preferred stock into common stock), plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person.

(3)
Includes 357,075 shares of common stock which may be purchased upon the exercise of an outstanding warrant. The address of the University of Rochester is 610 Hylan Building, RC Box 270140, Rochester, NY 14627.

(4)
Mr. Bagatelle may be deemed to be the beneficial owner of the shares of common stock owned Loeb Investors Company 147, LP, a limited partnership in which he is a general partner. Messrs. Klimasewski and Knafel are limited partners in Loeb Investors Company 147, LP, and disclaim any beneficial ownership of such shares. The address for Loeb Investors Company 147, LP is 61 Broadway, Suite 2400, New York, NY 10006.

(5)
Presently reported ownership includes 16,667, 16,667, 121,834, 47,134, 41,421, 41,421 and 10,000 shares issuable under options or warrants exercisable within 60 days of July 10, 2006 held by Drs. Totterman and Tamez-Pena, Ms. Henderson and Messrs. Bagatelle, Klimasewski, Knafel and Walts, respectively. Mr. Walts’ reported ownership also includes 20,000 shares issuable upon conversion of series A preferred stock. The address of each is c/o VirtualScopics, Inc., 350 Linden Oaks, Rochester, NY, 14625.

(6)	The address of Pfizer, Inc. is 50 Pequot Ave., MS 6025-C4127, New London, Connecticut 06320.

(7)	Shares owned by GE Medical Systems, a Division of General Electric Company, with an address of 3000 North Grandview Blvd., Waukesha, Wisconsin 53188.

(8)	Shares owned by Kevin J. Parker, with an address of 166 Superior Road, Rochester, NY 14625.

(9)	Mr. Phelps is the Provost of the University of Rochester. Mr. Phelps disclaims any beneficial ownership of the shares owned by the University of Rochester.

(10)	The address of Mr. Markin is c/o VirtualScopics, Inc., 350 Linden Oaks, Rochester, New York 14625

Series A Preferred Stock

Name	Number of Preferred Shares Beneficially Owned(1)	Percentage of Preferred Shares Beneficially Owned(2)
5% or Greater Stockholders:

Philip J. Hempleman (3)	1,500	21.4%
Dareen Investment Group (4)	750	10.7%
Vision Opportunity Funds (5)	550	7.9%

(1)
Includes all shares of series A preferred stock held. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock. Each share of series A preferred stock is initially convertible into 400 shares of common stock at any time.

(2)
The calculation in this column is based upon 7,000 shares of series A preferred stock outstanding on December 31, 2005. There are currently no options, warrants, convertible stock, or similar rights to purchase shares of series A preferred stock.

(3)	Shares owned by Mr. Philip J. Hempleman and the 1998 Hempleman Family Trust, each having an address of Two Dublin Hill Drive, Greenwich, CT 06830.

(4)	Shares owned by Dareen Investment Group Limited, with an address of Mill Mall, Suite 6, Wickhams Cay 1, PO Box 3085, RoadTown, Tortola, BVI.

(5)	Shares owned by Vision Opportunity Master Fund, LTD. and Vision Capital Advisors, LLC, each with an address of 317 Madison Avenue, Suite 1220, New York, NY 10017.

SELLING SECURITY HOLDERS

On November 4, 2005, we acquired all of the outstanding membership units of VirtualScopics, LLC, a New York limited liability company, in exchange for 17,326,571 shares of our common stock. Concurrent with the closing of the exchange transaction and in two subsequent closings on November 23, 2005 and December 2, 2005, we completed a private placement to accredited investors of 7,000 units, each unit consisting of one share of our series A preferred stock and a four-year detachable warrant to purchase shares of our common stock. Each share of series A preferred stock is initially convertible into 400 shares of our common stock at any time, and each warrant entitles the holder to purchase 200 shares of common stock at an exercise price of $4.00 per share until four years from the date that each such warrant was issued. In connection with the private placement, we also issued warrants to purchase 280,000 shares of our common stock to the placement agent and its sub-agents at an exercise price of $2.50 per share until four years from the date that each such warrant was issued.

Pursuant to the private placement subscription documents and the warrant agreements, we agreed to file a registration statement to register the shares held by the selling security holders for resale. We agreed to maintain the effectiveness of the resale registration statement from the effective date through and until 12 months after the exchange transaction.

By means of this prospectus, the selling security holders are offering to sell, from time to time, up to 2,800,000 shares of common stock that such selling security holders may at a later date acquire upon the conversion of shares of our series A preferred stock held by such selling security holders and 1,680,000 shares of common stock that such selling security holders may at a later date acquire upon the exercise of warrants held by such selling security holders, or an aggregate of 4,480,000 shares of our common stock. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus.

Beneficial ownership of shares is determined in accordance with the rules of the SEC. The SEC considers shares to be beneficially owned by any person that has voting or investment power with respect to such shares.

Except as otherwise noted, none of the selling security holders has ever held an office of, been a director of, or had any other material relationship with us, our subsidiary VirtualScopics, LLC, or any of our or VirtualScopics, LLC’s predecessors or affiliates.

The following table sets forth:

•	the name of each selling security holder,

•
the number of shares of common stock beneficially owned by each selling security holder (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder) prior to this offering and the number of shares being offered by each selling security holder,

•
the number of shares of common stock beneficially owned by each selling security holder after this offering (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder), and

•
the percentage of common stock beneficially owned by each selling security holder (assuming conversion of all shares of series A preferred stock, and exercise of all warrants, held by such selling security holder) before and after the offering based on 21,889,075 shares of our common stock outstanding as of July 10, 2006, plus the number of shares of common stock subject to outstanding options and warrants held by the person with respect to whom the percentage is reported. The shares of common stock underlying such options, warrants, convertible stock and similar rights, are deemed outstanding for purposes of computing the percentage of the person holding such options but are not deemed outstanding for the purpose of computing the percentage of any other person.

	Beneficial Ownership Before Offering (1)(2)			Beneficial Ownership After Offering
			Shares
			being
Selling Security Holder	Number	Percent	Offered	Number	Percent

1328772 Ontario Limited	150,000	*	150,000	0	*
1998 Hempleman Family Trust	300,000	1.35%	300,000	0	*
Ballinger, Arthur J.	7,500	*	7,500	0	*
Balzer, Kirk	60,000	*	60,000	0	*
Becker, Robert J. & June G. JTWROS	15,000	*	15,000	0	*
Brown, Stephen	30,000	*	30,000	0	*
Calico Capital LLC	45,000	*	45,000	0	*
Cane, Rudolph C., Jr.	6,000	*	6,000	0	*
Chase Mortgage, Inc.	30,000	*	30,000	0	*
Chung, Peter S.	50,598	*	50,598	0	*
CJE International S.A.	60,000	*	60,000	0	*
Dareen Investment Group Limited	450,000	2.01%	450,000	0	*
Degma Investing LLC	120,000	*	120,000	0	*
Donald Fleischer TTEE U/A 03/29/2002 FBO Alec Fleischer William R. Fleischer	15,000	*	15,000	0	*
Donald Fleischer TTEE U/A 03/29/2002 FBO Zachary Fleischer William R. Fleischer	15,000	*	15,000	0	*
Edmund S. Spivack and Mary Kathleen Ernst, as Tenants by the Entireties	60,000	*	60,000	0	*
Ellis International LLC	30,000	*	30,000	0	*
Ellis, Lorraine D.	3,000	*	3,000	0	*
Enzo A. Faga, Aldo V. Faga and John Pierleoni, as Tenants in Common (3)	16,000	*	15,000	1,000	*
Eskra, Michael D.	15,000	*	15,000	0	*
Fleischer, Donald R.	30,000	*	30,000	0	*
Flom, Jason	30,000	*	30,000	0	*
Frame Family, LLC	66,963	*	30,000	36,963	*
Freer, Timothy	6,000	*	6,000	0	*
Gaur, Jai	15,000	*	15,000	0	*
Gil, Keith	30,000	*	30,000	0	*
Gostomski, Michael	57,433	*	45,000	12,433	*
GrandLuc Corporation	60,000	*	60,000	0	*
Grebb, Gerald H.	15,000	*	15,000	0	*
Hargrave, Herbert Taylor	15,000	*	15,000	0	*
Hempleman, Philip J.	600,000	2.67%	600,000	0	*
Jaffe, Robert H.	9,000	*	9,000	0	*
Khan, Imtiaz	2,000	*	2,000	0	*
Klein, Martin	15,000	*	15,000	0	*
Koppekin, Stephen	10,500	*	10,500	0	*
Dr. Sui Sang Lam, Inc.	30,000	*	30,000	0	*
Lapciuc, Yair	60,000	*	60,000	0	*
Lazard, Joseph and Erna Lazard Jt. Tenants	19,460	*	12,000	7,460	*
Legge, Martin Joseph	15,000	*	15,000	0	*
Liebeskind, Arie & Doreen	18,000	*	18,000	0	*
Longview Special Finance, Inc	63,306.8	*	63,306.8	0	*
Lorinsky, Clay	30,000	*	30,000	0	*
Lucian Gilbert Revocable Trust	18,000	*	18,000	0	*
Mangali, Fereed	30,000	*	30,000	0	*
Matrix USA, LLC# (4)	77,700	*	77,700	0	*
Michael Winer 1983 Revocable Trust	30,000	*	30,000	0	*

Mitchell, Dennis	30,000	*	30,000	0	*
Moore, William Stacey III	30,000	*	30,000	0	*
Mortimer, Shane Robert	75,000	*	75,000	0	*
The Myrna E. Rubenstein Revocable Trust dated 10/1/98	9,000	*	9,000	0	*
Oake, Chris	3,000	*	3,000	0	*
Octagon Capital Partners	22,500	*	22,500	0	*
Padway, Foster Harold	15,000	*	15,000	0	*
Patton, Robert M.	60,000	*	60,000	0	*
Perelmuth, Joel	27,433	*	15,000	12,433	*
Peter M. Farrand Revocable Trust	49,892	*	30,000	19,892	*
Puig, Dora	60,000	*	60,000	0	*
Rahal, Carlo	15,000	*	15,000	0	*
Ralston, Paula	15,000	*	15,000	0	*
Rosenfeld, David J.	7,500	*	7,500	0	*
Rosin, Uri and Aviva	60,000	*	60,000	0	*
Ross, Richard M.	60,000	*	60,000	0	*
Rousseau, Yaron Daniel	60,000	*	60,000	0	*
RSMD Unltd. Ltd.	30,000	*	30,000	0	*
Russell, Douglas	96,000	*	96,000	0	*
Sabrin, Murray	9,000	*	9,000	0	*
Slattery, Paul F. and Jean B. JTWROS	30,000	*	30,000	0	*
Sovereign Bancorp, Ltd.(5)	69,104	*	69,104	0	*
Spackeen, Scott	15,000	*	15,000	0	*
Sparta Road, Ltd.	50,598	*	50,598	0	*
Sussman Sales Co., Inc. Profit Sharing Plan	75,866	*	51,000	24,866	*
Sykes Associates, LLC	90,000	*	90,000	0	*
Tabak, Tanya	15,000	*	15,000	0	*
Title, Herb	66,000	*	66,000	0	*
Torresy, Maria Serena	18,000	*	18,000	0	*
Totterman, Mikael and Alexandra Latypova(6)	9,000	*	9,000	0	*
Vision Capital Advisors, LLC	30,000	*	30,000	0	*
Vision Opportunities Master Fund Ltd.	300,000	1.35%	300,000	0	*
Vitug, Philip	30,000	*	30,000	0	*
Von Bucher, Erik P.	15,000	*	15,000	0	*
Walts, Terence A.(7)	30,000	*	30,000	0	*
Webster, Alexandra	90,000	*	90,000	0	*
West End Special Opportunity Fund LP	60,000	*	60,000	0	*
Weston, Harris K.	15,000	*	15,000	0	*
Wyndham Hall Investments Ltd.	50,693.2	*	50,693.2	0	*

TOTAL	4,595,047		4,480,000	115,047

*	Less than 1%

#	Each of these selling stockholders is also a registered broker-dealer.

(1)	All share ownership information was provided to us by the selling security holders.

(2)
Assumes that all of the shares held by the selling security holders and being offered hereby are sold, and that the selling security holders acquire no additional shares of common stock prior to completion of this offering.

(3)	Mr. Chung is a Managing Director of Brookshire Securities which has acted as a placement agent for the Company in the past.

(4)	Includes 1,000 shares of common stock owned individually by Enzo A. Faga.

(5)
Mr. Bagatelle, the Chairman of the Company, and his spouse currently hold non-controlling interests in Matrix USA, LLC, a registered broker-dealer. Matrix USA acted as sub-agent to our placement agent in the private placement we completed concurrent with the exchange transaction. As a result of these services, during the year ended December 31, 2005, Matrix USA received commissions of $155,400 and four-year warrants to purchase 77,700 shares of our Common Stock.

(6)
Pursuant to the securities exchange agreement in connection with our reverse acquisition in November 2005, we agreed to nominate up to two nominees of our financial advisor, Sovereign Bank Ltd., to our Board of Directors. Presently Mr. Walts is serving under this arrangement.

(7)	Mr. Timothy Ruggeiro, Managing Director of Sparta Road, Ltd., also acts as President of Brookshire Securities which has acted as a placement agent for the Company in the past..

(8)	Mr. Totterman is the son of director Dr. Saara Totterman, and a former Executive Vice President and Chief Operating Officer of the Company. Ms. Latypova is a former employee of the Company.

(9)	Mr. Walts is director of the Company.

PLAN OF DISTRIBUTION

The selling security holders and any of their pledgees, assignees or successors-in-interest may, from time to time, sell all or any part of their shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling security holders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities, and may sell or deliver shares in connection with these trades. The selling security holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any selling security holders that are broker-dealers or broker-dealer affiliates, which, in this offering, include Matrix USA, LLC and Brookshire Securities Corporation, will be deemed to be “underwriters” within the meaning of the Securities Act in connection with any sales of the shares by them. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder.

We are required to pay all fees and expenses (excluding selling expenses) incident to the registration of the shares being registered herein, including fees and disbursements of counsel.

DESCRIPTION OF SECURITIES
         Pursuant to our Certificate of Incorporation, as amended, we are authorized to issue 85,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share. As of July 10, 2006, 21,889,075 shares of common stock were issued and outstanding, and 7,000 shares of series A preferred stock were issued and outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share. Our Certificate of Incorporation does not provide for cumulative voting. The holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds on a pro-rata basis. The company, however, has not declared or paid dividends on its common stock and the current policy of our board of directors is to retain earnings, if any, for the operation and expansion of the company. Upon liquidation, dissolution or winding-up of the company, the holders of our common stock are entitled to share ratably in all assets of the company that are legally available for distribution, after payment of or provision for all liabilities and the liquidation preference of any outstanding series A preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights.

Series A Preferred Stock

General

We are authorized to issue 8,400 shares of series A preferred stock. Currently 7,000 shares of series A preferred stock are outstanding.

Conversion

Holders of our series A preferred stock are entitled at any time to convert their shares of series A preferred stock into our common stock, without any further payment therefor. Each share of our series A preferred stock is initially convertible into 400 shares of our common stock. The number of shares of our common stock issuable upon conversion of our series A preferred stock is subject to adjustment upon the occurrence of certain events, including, among others, a stock split, reverse stock split or combination of our common stock; an issuance of common stock or our other securities as a dividend or distribution on our common stock; a reclassification, exchange or substitution of our common stock; a capital reorganization of us; and if we sell shares of our common stock, or any stock options, warrants, convertible securities or other rights to purchase or acquire shares of our common stock, subject to certain exceptions, below $2.50 per share.

Merger

Upon a merger or consolidation of the company with or into another company, or any transfer, sale or lease by us of substantially all of our common stock or assets, our series A preferred stock will be treated as common stock for all purposes, including the determination of any assets, property or stock to which holders of our series A preferred stock are entitled to receive, or into which our series A preferred stock is converted, by reason of the consummation of such merger, consolidation, sale or lease.

Voting Rights

Holders of our series A preferred stock are entitled to vote their shares on an as-converted to common stock basis, and shall vote together with the holders of our common stock, and not as a separate class. Holders of our series A preferred stock shall also have all voting rights to which they are entitled by Delaware law.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the company, holders of our series A preferred stock will be entitled to receive out of assets available for distribution to our shareholders, before any distribution is made to holders of our common stock, liquidating distributions in an amount equal to $1,000 per share of series A preferred stock. After payment of the full amount of the liquidating distributions to which the holders of the series A preferred stock are entitled, holders of the series A preferred stock will receive liquidating distributions pro rata with holders of our common stock, based on the number of shares of our common stock into which the series A preferred stock is convertible at the conversion rate then in effect.

Redemption

We may not redeem our series A preferred stock at any time.

Dividends

Holders of our series A preferred stock are not entitled to receive dividends.

Warrants
        As of July 10, 2006, we had outstanding warrants to purchase up to 2,212,490 shares of common stock outstanding, 1,680,000 of which underlie shares that are being registered in this offering. The warrants have exercise prices ranging from $.01 to $4.00 per share.

Of these warrants, 1,400,000 have anti-dilution protection which provides that if we issue any shares of our common stock or common stock equivalents for less than $2.50 per share, subject to certain exceptions, then the exercise price of each warrant will be adjusted to equal 160% of the price per share at which we issue our common stock or common stock equivalents.

The amount above also includes warrants for the purchase of up to 280,000 shares of common stock issued to our placement agent and its sub-agents in connection with our November and December 2005 private placement. Such warrants contain cashless exercise provisions.

None of our outstanding warrants confer upon holders any voting or any other rights as a stockholder of the company.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer, New York, New York. We act as our own transfer agent for the series A preferred stock and the warrants.

Market Price of and Dividends on Common Equity and Related Stockholder Matters

Market Price of Common Stock
      Immediately prior to the closing of the exchange transaction, our corporate name was ConsultAmerica, Inc. and our common stock was quoted on the OTC Bulletin Board under trading symbol “CSAA.OB.” Concurrently with the exchange transaction we changed our name to VirtualScopics, Inc. and our trading symbol to “VSCP.OB.” There, however, has been no active public market for our common stock, and an active public market may not develop or be sustained. On May 31, 2006, we began listing our common stock on the NASDAQ Capital Market under the trading symbol “VSCP.”

Dividends on Common Stock

The holders of our common stock are entitled to receive dividends, if any, as may be declared by our board of directors out of legally available funds on a pro-rata basis. We, however, have not declared or paid dividends on our common stock and the current policy of our board of directors is to retain earnings, if any, for our operation and expansion.

LEGAL PROCEEDINGS
         VirtualScopics is currently not a party to any pending or threatened litigation. In the Summer of 2005, VirtualScopics’ former chief executive officer and president made a demand for severance payments alleged by him to be due in connection with his termination in the approximate amount of $230,000 and certain options. On May 3, 2006, Dr. Shapiro filed a demand for arbitration with the American Arbitration Association seeking $325,000, plus the value of his option to purchase approximately 183,333 LLC common units at $2.25 per unit.  VirtualScopics filed a response on May 24, 2006, denying the allegations and asserting several defenses. VS believes the demand is without merit and intends to vigorously defend against the demand.  As of July 10, 2006, the Company did not accrue any liability related to the demand.

INTEREST OF NAMED EXPERTS AND COUNSEL

Marcum & Kliegman, LLP, an independent registered public accounting firm, has audited the financial statements of VirtualScopics, Inc. as of and for the years ended December 31, 2005 and 2004, as set forth in their reports and included in this prospectus. The financial statements are included in reliance on such reports given upon the authority of Marcum & Kliegman LLP as experts in accounting and auditing.

The validity of the issuance of the shares of common stock offered hereby and certain other legal matters in connection herewith have been passed upon for us by Woods Oviatt Gilman, LLP. An attorney practicing with Woods Oviatt Gilman, LLP beneficially owns 86,225 shares of our common stock and a second attorney practicing with Woods Oviatt Gilman, LLP beneficially owns (as a tenant-in-common) 25 shares of series A preferred stock and a warrant exercisable for 5,000 shares of common stock, and 1,000 shares of common stock owned individually.

Except for the attorneys practicing with Woods Oviatt Gilman, LLP described above, no expert or counsel named in this prospectus, as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock, was hired on a contingent basis, will receive a direct or indirect interest in the Company or any of its subsidiaries or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

We are governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

Our Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our executive officers and directors on terms that are consistent with the provisions described above. We believe that such agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS

See the Consolidated Financial Statements beginning on page F-1.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

On November 4, 2005, our Board of Directors voted to approve the replacement of Most & Co., LLP with Marcum & Kliegman, LLP as our independent registered public accounting firm.

We have not had any disagreements, whether or not resolved, with our accountants on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure and we have not had any other changes in our accountants during our two most recent fiscal years.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement and these statements are qualified in their entirety by reference to the contract or document.

The registration statement, including all exhibits, may be inspected without charge at the SEC’s Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Some locations may charge prescribed rates or modest fees for copies. You may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC’s Website located at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the
Board of Directors and Stockholders
of VirtualScopics, Inc.

We have audited the accompanying consolidated balance sheet of VirtualScopics, Inc. and Subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VirtualScopics, Inc. and Subsidiary as of December 31, 2005 and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ Marcum & Kliegman LLP

New York, New York
March 3, 2006

VirtualScopics, Inc. and Subsidiary
Consolidated Balance Sheet
December 31, 2005

Assets
Current assets
Cash and cash equivalents	$6,407,610
Accounts receivable	497,773
Prepaid expenses and other assets	419,834
Total current assets	7,325,217
Patents, net	1,869,669
Property and equipment, net	319,124
Other assets	544,005
Total assets	$10,058,015

Liabilities and Stockholders' Equity

Current liabilities
Notes payable, current portion	$72,000
Accounts payable and accrued expenses	477,676
Accrued payroll	309,139
Unearned revenue	567,268
Total current liabilities	1,426,083
Notes payable, net of current portion	84,428
Total liabilities	1,510,511

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; 7,000 issued and outstanding;
liquidation preference $1,000 per share	7
Common stock, $0.001 par value; 85,000,000 shares authorized; 21,889,075	21,889
shares issued and outstanding
Additional paid-in capital	9,085,366
Accumulated deficit	(559,758)
Total stockholders' equity	8,547,504
Total liabilities and stockholders' equity	$10,058,015

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Operations

	For the Years Ended December 31,
	2005	2004

Revenue	$3,472,870	$2,516,351
Cost of services	2,195,951	1,563,980
Gross profit	1,276,919	952,371
Operating expenses
Research and development	853,085	1,238,665
Sales and marketing	443,063	496,360
General and administrative	1,625,918	1,250,548
Depreciation and amortization	406,596	316,287
Total operating expenses	3,328,662	3,301,860
Operating loss	(2,051,743)	(2,349,489)
Other income (expense)
Interest income	35,574	27,440
Other expense	(28,762)	(29,037)
Total other income (expense)	6,812	(1,597)
Net loss	(2,044,931)	(2,351,086)

Deemed dividend on preferred stock	4,283,021	—
Net loss attributable to common stockholders	$(6,327,952)	$(2,351,086)

Basic and diluted net loss per common share	$(0.35)	$(0.15)

Weighted average number of common shares outstanding	18,039,072	15,946,980

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
For the Years Ended December 31, 2005 and 2004

	Series A Preferred Stock		Common Stock		Additional
	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Total

Balances at January 1, 2004	—	—	15,837,464	$15,837	$9,372,385	$(4,479,882)	$4,908,340

Common stock issued in private placement, net of issuance costs of $21,968			131,786	132	242,900		243,032
Stock options issued to non-employees for services					201,183		201,183
Common stock issued upon exercise of warrants			1,357,321	1,357	1,395,592		1,396,949
Net loss						(2,351,086)	(2,351,086)
Balances at December 31, 2004	—	—	17,326,571	17,326	11,212,060	(6,830,968)	4,398,418

Effects of reverse acquisition on November 4, 2005
Capitalization of LLC's accumulated deficit at time of recapitalization					(8,316,141)	8,316,141	—
Equity of ConsultAmerica, Inc. at time of recapitalization			4,562,504	4,563	(4,563)		—
Series A preferred stock issued in private placement, net of issuance costs of $831,396	7,000	7			6,168,597		6,168,604
Stock options issued to non-employees for services					25,413		25,413
Net loss						(2,044,931)	(2,044,931)
Balances at December 31, 2005	7,000	$7	21,889,075	$21,889	$9,085,366	$(559,758)	$8,547,504

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Consolidated Statements of Cash Flows
	For the Years Ended December 31,
	2005	2004

Cash flows from operating activities
Net loss	$(2,044,931)	$(2,351,086)
Adjustments to reconcile change in net
loss to net cash used in operating activities:
Depreciation and amortization	406,596	316,287
Issuance of equity instruments to non-employees for services	25,413	201,183
Changes in assets and liabilities
Accounts receivable	(311,310)	7,954
Prepaid expenses and other assets	(234,540)	291,802
Unearned revenue	(1,096,502)	500,294
Accounts payable and accrued expenses	301,201	28,974
Accrued payroll	97,180	(55,014)
Total adjustments	(811,962)	1,291,480
Net cash used in operating activities	(2,856,893)	(1,059,606)

Cash flows from investing activities
Purchase of equipment	(122,696)	(197,653)
Acquisition of patents	(147,645)	(185,134)
Net cash used in investing activities	(270,341)	(382,787)

Cash flows from financing activities
Net proceeds from the exercise of warrants	—	1,639,981
Net proceeds from issuance of preferred stock and warrants	6,168,604	—
Repayments of notes payable - related parties	(172,206)	(55,962)
Net cash provided by financing activities	5,996,398	1,584,019
Net increase in cash and cash equivalents	2,869,164	141,626
Cash and cash equivalents
Beginning of year	3,538,446	3,396,820
End of year	$6,407,610	$3,538,446

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$58,650	$15,575

The accompanying notes are an integral part of these consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 1 - Organization and Basis of Presentation

Organization
On November 4, 2005, VirtualScopics, LLC (“VS”) a New York Limited Liability Company, entered into a merger agreement with ConsultAmerica, Inc. (“CA”), a Delaware corporation. CA issued 17,326,571 of its unregistered shares of common stock for 100% of the outstanding membership units of VS. As a result of the exchange, the members of VS became the controlling stockholders of CA. As CA did not have any meaningful operations prior to the merger, the transaction was treated as a recapitalization of VS, and accounted for on a historical cost basis for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of VS and the members' equity of VS has been retroactively restated to give the effect to the exchange for CA common stock. Immediately following the merger, CA changed its name to VirtualScopics, Inc. (the “Company” or “New VS”) and its fiscal year end from August 31 to December 31. The Company also changed its trading symbol from “CSAA.OB” to “VSCP.OB.”

Immediately prior to the exchange transaction closing, VS members held outstanding warrants to purchase 559,221 VS membership units and options to purchase 2,444,798 VS membership units. Pursuant to the Securities Exchange Agreement, the Company agreed to issue shares of its common stock upon the exercise of these warrants and options in lieu of VS membership units previously issuable under such options and warrants. Based upon the exchange ratio used in the exchange transaction, the Company is obligated upon the exercise of these warrants and options to issue 532,490 shares and 2,327,937 shares of its common stock, respectively.

Nature of Business
The Company’s headquarters are located in Rochester, New York. The Company’s business evolved from research first carried out at the University of Rochester, a related party (Note 10). As a result of this research, the Company has created a suite of image analysis software tools and applications which are used in detecting and analyzing specific structures in medical images. The Company’s developed software provides measurement and visualization capabilities designed to improve clinical research and development.

NOTE 2 - Summary of Significant Accounting Policies

Principles of Consolidation
The accompanying consolidated financial statements include the accounts of New VS and its wholly-owned subsidiary, VS. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Concentration of Credit Risk
The Company derived 71% and 81% of its revenue from its largest customer for the years ended December 31, 2005 and 2004, respectively.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2005, the Company had cash balances in financial institutions in excess of the maximum amount insured by the Federal Deposit Insurance Corporation.

Right to Use Equipment
In April 2004, the Company obtained the right to use a Magnetic Resonance Imaging (“MRI”) machine owned by the University of Rochester for a period of seven years (Note 10). The Company has recorded the value of the right as an other asset in the accompanying consolidated balance sheet and is amortizing the asset based on usage over the life of the agreement.

For the years ended December 31, 2005 and 2004, the total amounts charged to amortization which is included in the accompanying consolidated statements of operations were $185,294 and $135,407, respectively. As of December 31, 2005, the unamortized balance of this asset is $729,299 and $914,593, respectively.

Patents
Costs incurred to acquire and file for patents, including legal costs, are capitalized as long-lived assets and amortized on a straight-line basis over the expected life of the patent.

Impairment of Long-Lived Assets
In the event that facts and circumstances indicate that the carrying amounts of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset’s carrying amount to determine if a write-down is required. If the evaluation indicates that the assets will not be recoverable, the carrying value of the Company’s assets would be reduced to their estimated market value.

Property and Equipment
Property and equipment are carried at cost less accumulated depreciation. When retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any resulting gain or loss is recognized and included in income. Repairs and maintenance costs are expensed as incurred.

Depreciation is computed using the straight-line method over the following useful lives:

Years
Office/computer equipment	5
Furniture and fixtures	5-7
Software	3

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Revenue Recognition
The Company provides advanced medical image analysis which is charged to its customers on a per image basis in addition to various consulting and project/data management services. Revenue is recognized after the services are rendered or when the image analysis is delivered.

The Company also offers software development to its customers. Software development revenue includes software integration, customization and development fees. Software development revenue is billed on a fixed price basis.

Research and Development
Research and development expense relates to the development of new products and processes including significant improvements to existing products. These costs are expensed as incurred.

Income Taxes
Prior to the merger with CA on November 4, 2005, VS had elected to be treated as a limited liability company for federal and state income tax purposes. As such, VS was not liable for income taxes on its earnings (losses) and such earnings (losses) were included in the personal income tax returns of its members.

On November 4, 2005, the Company began recognizing deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at current enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Fair Value of Financial Instruments
The carrying amounts reported in the consolidated financial statements for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of their fair value. The fair value of notes payable is estimated to approximate fair market value based on the current rates offered to the Company for loans of the same remaining maturity.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements
NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation
As permitted under Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” which amended SFAS No. 123, “Accounting for Stock-Based Compensation,” the Company has elected to continue to follow the intrinsic value method in accounting for its stock-based employee compensation arrangements as defined in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” and the related interpretations including Financial Accounting Standards Board (“FASB”) Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation,” an interpretation of APB No. 25. Accordingly, no compensation cost is recognized for stock-based compensation unless the price of the stock at the grant date is in excess of the amount the individual must pay to acquire the stock. The Company determined there was no compensation expense attributable to these options. Pro forma disclosures of net loss, as if the fair value based method of accounting had been applied at the grant date of the awards, are presented below.

	For the Years Ended
	December 31,
	2005	2004
Net loss attributable to common stockholders, as reported	$(6,327,952)	$(2,351,086)
Deduct: Total stock-based employee compensation expense determined under the fair value based method	(1,186,706)	(495,339)

Net loss attributable to common stockholders, pro forma	$(7,514,658)	$(2,846,425)

Net loss per common share - basic and diluted:
As reported	$(0.35)	$(0.15)
Pro forma	$(0.42)	$(0.18)

To estimate compensation expense which would be recognized under SFAS No. 123, the Company used the Black-Scholes option-pricing model with the following weighted-average assumptions:

	December 31,
	2005	2004
Risk free interest rate	4.15%	4.25%
Expected term (years)	8.6	8.9
Expected volatility	80.6%	75.7%
Expected dividend yield	—	—

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 2 - Summary of Significant Accounting Policies, continued

Stock-Based Compensation, continued
The pro forma disclosures are not likely to be representative of the effects on reported net loss for future periods.

The Company accounts for its stock-based payments to non-employees under the guidance of Emerging Issues Task Force (“EITF”) 96-18, “Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Connection with Selling Goods or Services,” which states that the transaction should be valued based on the fair value of the services provided or the fair value of the equity received, whichever is more reliably measurable.

Loss Per Share
Basic loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted loss attributable to common shares adjusts basic loss per share for the effects of convertible securities, warrants, stock options and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share consist of the following as of December 31,:

	2005	2004
Series A convertible preferred stock	2,800,000	—
Warrants to purchase common stock	2,212,490	532,490
Options to purchase common stock	3,028,450	2,265,232

Total	8,040,940	2,797,722

Reclassifications
Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation. These changes had no effect on reported financial position or results of operations.

Recent Accounting Pronouncements
In December 2004, the FASB issued SFAS No. 123R “Share-Based Payment” (“SFAS 123R”), which amends SFAS No. 123, effective for the Company beginning January 1, 2006. SFAS 123R will require the Company to expense stock options based on grant date fair value in the financial statements. Further, the adoption of SFAS 123R will require additional accounting related to the income tax effects and additional disclosure regarding the cash flow effects resulting from share-based payment arrangements.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements
NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued
In October 2004, the FASB ratified EITF 04-8, "The Effect of Contingently Convertible Instruments on Diluted Earnings per Share." The EITF reached a consensus that contingently convertible instruments, such as contingently convertible debt, contingently convertible preferred stock, and other such securities should be included in diluted earnings per share (if dilutive) regardless of whether the market price trigger has been met. The consensus is effective for reporting periods ending after December 15, 2004. The adoption of this pronouncement did not have material effect on the Company's financial statements.

In June 2005, the FASB ratified EITF Issue No. 05-2, "The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company's Own Stock," which addresses when a convertible debt instrument should be considered ‘conventional’ for the purpose of applying the guidance in EITF No. 00-19. EITF No. 05-2 also retained the exemption under EITF No. 00-19 for conventional convertible debt instruments and indicated that convertible preferred stock having a mandatory redemption date may qualify for the exemption provided under EITF No. 00-19 for conventional convertible debt if the instrument's economic characteristics are more similar to debt than equity. EITF No. 05-2 is effective for new instruments entered into and instruments modified in periods beginning after June 29, 2005.

EITF Issue No. 05-4, "The Effect of a Liquidated Damages Clause on a Freestanding Financial Instrument Subject to EITF Issue No. 00-19, `Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" addresses financial instruments, such as stock purchase warrants, which are accounted for under EITF No. 00-19 that may be issued at the same time and in contemplation of a registration rights agreement that includes a liquidated damages clause. The consensus for EITF No. 05-4 has not been finalized.

In September 2005, the FASB ratified EITF Issue No. 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature," which discusses whether the issuance of convertible debt with a beneficial conversion feature results in a basis difference arising from the intrinsic value of the beneficial conversion feature on the commitment date (which is treated recorded in the shareholder's equity for book purposes, but as a liability for income tax purposes), and, if so, whether that basis difference is a temporary difference under SFAS No. 109, "Accounting for Income Taxes." This Issue should be applied retrospectively pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” included in financial statements for reporting periods beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements
NOTE 2 - Summary of Significant Accounting Policies, continued

Recent Accounting Pronouncements, continued
In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and SFAS No. 3,” “Reporting Accounting Changes in Interim Financial Statements.” This statement changes the requirements for the accounting for and reporting of a change in accounting principle. This statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. This statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this pronouncement is not expected to have a material impact on the Company's financial statements.

NOTE 3 - Property and Equipment

Property and equipment consisted of the following as of December 31, 2005:

Office equipment	$486,550
Furniture and fixtures	12,450
Software	82,680
581,680
Less: accumulated depreciation	(262,556)
$319,124

Depreciation expense amounted to $115,700 and $82,740 for 2005 and 2004, respectively.

NOTE 4 - Notes Payable

Notes payable to related parties as of December 31, 2005 amounted to $156,428.

During 2001, the Company entered into note agreements with two of the Company’s founders in the amount of $32,500 each with interest accruing at the rate of 12% per annum until the notes are paid in full. The principal and interest on the notes were originally due on October 26, 2001. The notes were amended prior to this date and were paid in full in December 2005. Total interest accrued on these notes amounted to $47,058 at the time of payment.

During 2002, the Company entered into additional note agreements with these two founders, along with two additional employees, for total cash proceeds of $360,000. The notes are payable in quarterly installments of principal and interest. The notes bear interest at the rate of 5.75% per annum and are due on March 31, 2008.

Interest expense amounted to $23,210 and $26,272 for the years ended December 31, 2005 and 2004, respectively.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements
NOTE 5 - Patents

On May 24, 2002, the Company purchased from the University of Rochester, a related party, certain patents developed by the Company’s founders and previously licensed by the Company under an Exclusive Right Agreement. The Company paid $1,500,000 and issued warrants to acquire 357,075 shares of common stock to the University of Rochester for the full right and title to the patents. The warrants were recorded at fair value which totaled $157,000. This amount was capitalized and is included in the costs of the patents and was charged as an increase to additional paid-in capital. In addition, the Company capitalized $147,645 of legal expenses and filing fees associated with these acquired and other subsequently filed patents during the year ended December 31, 2005.

Accumulated amortization on the patents amounted to $339,688 and $234,086 as of December 31, 2005 and 2004, respectively. Amortization expense for the years ended December 31, 2005 and 2004 amounted to $105,602 and $98,140, respectively. The estimated amortization expense for the next five years is as follows:

For the Years Ending
December 31,	Amount
2006	$110,468
2007	$110,468
2008	$110,468
2009	$110,468
2010	$110,468

NOTE 6 - Commitments

In November 2003, the Company entered into a lease agreement for office space at its corporate headquarters in Rochester, New York. The lease expired and was renewed in March 2006 for an additional two-year term. Rent expense for the years ended December 31, 2005 and 2004 was $179,784 and $167,634, respectively. Future rental payments under the lease are as follows:

For the Years Ending
December 31,	Amount
2006	$183,870
2007	$183,870
2008	$ 45,968

The Company entered into a Services and Co-Marketing Agreement dated March 1, 2004, in which it agreed to pay Chondrometrics GmbH, a German limited liability company, fees equal to 7% of the gross revenues it derived from certain services each year throughout the term of the agreement. The Company is obligated to make minimum payments to Chondrometrics for the first three years of the agreement. Payments made to Chondrometrics in 2005 and 2004 amounted to $75,000 and $110,700, respectively. Additionally, the Company is obligated to make a minimum payment of $60,000 for the period ended March 31, 2006. The agreement terminates on December 31, 2008 unless terminated earlier.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions

Preferred Stock
The Company has authorized 15,000,000 shares of preferred stock, par value $0.001 per share, of which 8,400 are designated as Series A Convertible Preferred Stock (“Series A Preferred”) as specified in the Certificate of Designation (the “Certificate”).

Each share of Series A Preferred is convertible at the option of the holder into 400 shares of the Company’s common stock, has a liquidation preference of $1,000 per share, and is subject to conversion rate and liquidation preference adjustments, as defined in the Certificate. Each share of the Series A Preferred is entitled to votes equal to the number of shares of common stock it is convertible into at the time of the voting. As of December 31, 2005, there are 7,000 shares of the Series A Preferred issued and outstanding.

Common Stock
The Company has authorized 85,000,000 shares of common stock, par value $0.001. As of December 31, 2005, the Company had reserved 6,227,937 shares of common stock for issuance under its Long Term Incentive Plans.

Warrants
Warrants to purchase common stock have been issued to various individuals at exercise prices ranging from $0.01 to $4.00 per common unit in connection with the acquisition of patents and private placements. In November and December 2005, the Company issued a total of 1,400 warrants in a private placement (see below). Each warrant entitles the holder to purchase 200 shares of common stock at $4.00 per share through December 2, 2009. Also in connection with the private placement, warrants to purchase 280,000 shares of common stock at an exercise price of $2.50 expiring between November 4, 2009 and December 2, 2009 containing certain cashless provisions were issued to the placement agents.

Private Placement
Concurrent with the merger and on November 4, 2005, November 23, 2005 and December 2, 2005, the Company completed a private placement totaling 7,000 units at a purchase price of $1,000 per unit. Each unit consists of one share of Series A Preferred, convertible into 400 shares of common stock, and a detachable warrant to purchase 200 shares of common stock at an exercise price of $4.00. Gross proceeds from the private placement amounted to $7,000,000 and net proceeds amounted to approximately $6,000,000.

The Company agreed to use its commercially reasonable best efforts to file a shelf registration statement with the SEC covering the resale of all shares of common stock underlying the Series A preferred stock and warrants issued in connection with the private placement by May 2, 2006. The Company is obligated to maintain the effectiveness of the shelf registration statement for 12 months after the registration statement becomes effective.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements
NOTE 7 - Equity Transactions, continued

Private Placement, continued
If the shelf registration statement is not filed with the SEC by May 2, 2006, then each investor in the private placement is entitled to receive an additional number of shares of the Company’s series A preferred stock equal to 2% of the total number of shares of the Company’s series A preferred stock purchased by such investor in the private placement for each month (or portion thereof) that the Company does not file the registration statement with the SEC, up to 20% of the original number of shares of the Company’s series A preferred stock purchased by each investor in the private placement.

The Company also agreed to use its best efforts to respond to all SEC comments to the shelf registration statement, if any, within 20 business days of receiving such comments but in any event not later than 30 business days from the date of receiving such comments. If the Company fails to respond to the SEC comments within 30 business days of receiving such comments, then each investor in the private placement is entitled to receive an additional number of shares of the Company’s series A preferred stock equal to 2% of the total number of shares of the Company’s series A preferred stock purchased by such investor in the private placement for each month (or portion thereof) that the Company does not respond to the SEC’s comments, up to 20% of the original number of shares of series A preferred stock purchased by each investor in the private placement.

Proceeds allocated to the Series A Preferred amounted to $4,283,021. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” the Series A Preferred was considered to have an embedded beneficial conversion feature because the conversion price was less than the fair value of the Company’s common stock at the issuance date. This beneficial conversion feature is calculated after the warrants have been valued with proceeds allocated on a relative fair value basis. The Series A convertible preferred stock was fully convertible at the issuance date and the full amount of proceeds allocated to the Series A Preferred was determined to be the value of the beneficial conversion feature and was recorded as a deemed dividend.

Stock Options
The Company’s 2001 Long-Term Incentive Plan (“the 2001 Plan”) authorized the award of the option to purchase up to 1,673,948 shares of the Company’s common stock to directors, officers and employees of the Company. The 2001 Plan was approved by the Board of Directors in November 2002. In May 2003, the Board of Directors approved the authorization of an additional 761,760 shares into the Plan. In September 2004, the Board of Directors approved the authorization of an additional 952,200 shares into the Plan. In September 2005, the Board of Directors approved the Company’s 2005 Long-Term Incentive Plan. In connection with the merger transaction (Note 1), an additional 3,900,000 shares were authorized for grant under a new plan to be approved by the Board of Directors and stockholders of the Company.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions, continued

Stock Options, continued
During the years ended December 31, 2005 and 2004, the Company granted options to purchase 1,660,689 and 867,454 common stock, respectively, to employees at an exercise price of $2.25 and $2.50, which approximated the fair value on the respective grant dates. Shares granted after November 4, 2005 (the merger transaction date) are subject to approval of a new stock option plan by the Board of Directors and stockholders of the Company. Upon approval, these options will vest ratably during the first four years following their issuance and have a ten-year life. Shares issued during 2005, prior to November 4, 2005, have a ten-year life, vesting 50% after year one, 25% after year two and 25% after year three. Shares issued during 2004 will vest ratably during the first three years following their issuance and have a ten-year life.

	Number of Shares	Weighted Average Exercise Price

Options outstanding at January 1, 2004	1,408,816	$1.38
Granted	867,454	2.25
Cancelled	(136,767)	(2.02)
Options outstanding at December 31, 2004	2,139,503	$1.69
Granted	1,660,688	2.34
Cancelled	(908,025)	(2.20)
Options outstanding at December 31, 2005	2,892,166	$1.89

Additional information with respect to the outstanding options as of December 31, 2005 is as follows:

Exercise Prices	Number Outstanding at December 31, 2005	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Number Exercisable at December 31, 2005	Weighted Average Exercise Price

$ 0.70	718,240	5.6	$ 0.70	718,240	$ 0.70
$ 1.81	242,430	6.4	$ 1.81	242,430	$ 1.81
$ 2.25	1,223,996	9.2	$ 2.25	231,739	$ 2.25
$ 2.50	707,500	9.8	$ 2.50	—	—
	2,892,166	8.2	$ 1.89	1,192,409	$ 1.23

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 7 - Equity Transactions, continued

Stock Options, continued
During the years ended December 31, 2005 and 2004, the Company issued 10,555 and 85,141 options to non-employees valued at $25,413 and $201,183, respectively, for radiological services performed. These options to non-employees vest immediately, have exercise prices ranging from $2.25 to $6.85 and a term of seven years from the date of grant. The value of the options was based on the replacement value of the services performed and is included in the Company’s statements of operations.

NOTE 8 - Benefit Plan

The Company has a defined contribution plan which covers all of its full-time employees. The employees’ annual contributions are limited to the maximum allowed under the Internal Revenue Code. Currently, there is no Company match for employee contributions.

NOTE 9 - Income Taxes

The Company has net operating loss carryforwards (“NOLs”) of approximately $550,000 as of December 31, 2005 that will be available to offset future taxable income. The NOLs are due to expire in 2025. The Company has concluded that a full valuation allowance was appropriate for the NOLs as they are more likely than not to be utilized prior to their expiration.

The deferred tax asset as of December 31, 2005 consists of the following:

Net operating loss carryforwards	$214,000
Intangible assets	1,822,852
Accrued expenses	120,976
Fixed assets	1,143
Stock-based compensation	88,259
Total deferred tax asset	2,247,230
Less: valuation allowance	(2,247,230)
Total net deferred tax asset	$—

The difference between the expected and actual income tax rates for the year ended December 31, 2005 is as follows:

Expected tax rate	34.00%
State and local income taxes, net of federal benefit	0.00%
Effect of permanent differences	(3.28%)
30.72%
Less: valuation allowance	(30.72%)
Total net deferred tax asset	0.00%

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 10 - Related Parties

On June 26, 2002, the Company entered into a multi-year strategic relationship with Pfizer Inc. (“Pfizer”) to accelerate the discovery, validation and application of image-based biomarkers for clinical research. Under the terms of the agreement, Pfizer invested $2,500,000 in the Company, for a 10 percent ownership interest. Of the Pfizer investment, $750,000 was paid in advance in conjunction with the signing of the agreement. The Company used $1,500,000 of the investment to purchase the intellectual property that it was licensing from the University of Rochester. In August 2005, the agreement was extended for another two years and may be cancelled by either party by giving a 30-day advance written notice.

In December 2002, the Company received an investment of $2,450,000 from GE Medical Systems. Upon receipt of the proceeds of this investment, the Company purchased an MRI machine from this investor for $2,300,000. During 2003, the equipment was sold to the University of Rochester, a related party, for $2,300,000. As of December 31, 2005, the Company had received $1,250,000 of the payment from the University of Rochester. Additionally, the Company retained the right to use the machine exclusively one day a week for the next seven years. The balance of $1,050,000 was applied as an advance payment for use of the equipment and is recorded as an other asset on the balance sheet as of December 31, 2005 and is being amortized based on usage over the life of the agreement. The equipment is being used by the Company for research and to broaden its ability to service its customers.

In March 2003, the Company entered into an agreement with Matrix USA, LLC, a related party to the Chairman of the Board of Directors, to act as a placement agent for a private placement of the Company’s Preferred Shares. Under the terms of the agreement, the Company paid a placement fee and expenses of 12 percent of the gross proceeds along with one warrant to purchase the Company’s common stock at $2.25 per share for every ten shares sold in the private placement. Additionally, in October 2005 the Company hired Brookshire Securities to act as a placement agent in the private placement of the Company’s Series A Preferred Shares. Brookshire Securities then hired Matrix USA, LLC to act as a co-agent on the placement. Under the terms of the agreement, the Company, for consideration of $10.00, issued a four-year warrant to purchase such number of shares of common stock at an exercise price of $2.50 per share equal to 10% of the number of shares of common stock initially issuable upon the conversion of the Series A Preferred Stock sold in the private placement. During the years ended December 31, 2005 and 2004, the Company paid Matrix $155,400 and $20,580 in fees and issued warrants to purchase 77,700 and 7,334 common stock, respectively, under the agreements.

NOTE 11 - Severance Payment Demand

In the summer of 2005, the former Chief Executive Officer and President of VS made a demand for severance payments alleged by him to be due in connection with his termination in the approximate amount of $230,000 and certain options. No legal proceeding has been initiated to date with respect to this demand. VS believes the demand is without merit and intends to vigorously defend against the demand. As of December 31, 2005, the Company did not accrue any liability related to the demand.

VirtualScopics, Inc. and Subsidiary
Notes to Consolidated Financial Statements

NOTE 12 - Subsequent Events

In January 2006, the Company was notified that it has been awarded a $2.65 million appropriation by the U.S. Department of Defense to assist with the development of multi-spectral imaging. Additionally, in January 2006, the Company was issued U.S. Patent No. 6,984,981, “Magnetic Resonance Method and System Forming an Isotropic, High Resolution, Three Dimensional Diagnostic Image of a Subject from Two-Dimensional Image Data Scans,” by the U.S. Patent and Trademark Office.

On January 30, 2006, the Company entered into an agreement with GlaxoSmithKline Corporation (“GSK”) to begin start up activities for participation in GSK’s osteoarthritis clinical trial program. Under this initial agreement, the Company is eligible to receive up to $334,000 for its services, subject to satisfactory performance and early termination by GSK. Although the terms currently being negotiated by the parties provide the potential for the Company to receive up to approximately $3.3 million for its services participating in the clinical trial program, this is subject to its entry into a final definitive agreement with GSK, as well as satisfactory performance under any such final agreement.

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Balance Sheet
(unaudited)

March 31, 2006

Assets

Current assets
Cash and cash equivalents	$5,382,309
Accounts receivable	719,343
Prepaid expenses and other assets	383,672
Total current assets	6,485,324
Patents, net	1,853,056
Property and equipment, net	355,920
Other assets	508,965
Total assets	$9,203,265

Liabilities and Stockholders' Equity

Current liabilities
Notes payable, current portion	$72,000
Accounts payable and accrued expenses	421,459
Accrued payroll	293,112
Unearned revenue	372,601
Total current liabilities	1,159,172
Notes payable, net of current portion	65,838
Total liabilities	1,225,010

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
8,400 shares designated Series A; 7,000 issued and outstanding;
liquidation preference $1,000 per share	7
Common stock, $0.001 par value; 85,000,000 shares authorized; 21,889,075	21,889
shares issued and outstanding
Additional paid-in capital	9,510,250
Accumulated deficit	(1,553,891)
Total stockholders' equity	7,978,255
Total liabilities and stockholders' equity	$9,203,265

See notes to condensed consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended March 31,
	2006	2005

Revenues	$1,024,353	$699,063
Cost of services	640,747	530,603
Gross profit	383,606	168,460
Operating expenses
Research and development	239,299	231,603
Sales and marketing	186,582	177,460
General and administrative (including
stock option compensation expense of $424,884 in 2006)	876,756	328,499
Depreciation and amortization	104,497	97,184
Total operating expenses	1,407,134	834,746
Operating loss	(1,023,528)	(666,286)
Other income (expense)
Interest income	36,572	7,774
Other expense	(7,177)	(9,203)
Total other income (expense)	29,395	(1,429)
Net loss	$(994,133)	$(667,715)

Basic and diluted net loss per common share	$(0.05)	$(0.04)

Weighted average number of common shares outstanding	21,889,075	17,326,571

See notes to condensed consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended March 31,
	2006	2005

Cash flows from operating activities
Net loss	$(994,133)	$(667,715)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and amortization	104,497	97,184
Stock option compensation expense	424,884	—
Changes in operating assets and liabilities
Accounts receivable	(221,570)	70,940
Prepaid expenses and other assets	24,878	2
Accounts payable and accrued expenses	(56,216)	100,180
Accrued payroll	(16,027)	(38,831)
Unearned revenue	(194,667)	(618,166)
Total adjustments	65,779	(388,691)
Net cash used in operating activities	(928,354)	(1,056,406)

Cash flows from investing activities
Purchase of equipment	(67,261)	(50,443)
Acquisition of patents	(11,096)	(4,346)
Cash used in investing activities	(78,357)	(54,789)

Cash flows from financing activities
Repayments of notes payable - related parties	(18,590)	(16,648)

Net decrease in cash and cash equivalents	(1,025,301)	(1,127,843)

Cash and cash equivalents
Beginning of period	6,407,610	3,538,446
End of period	$5,382,309	$2,410,603

Supplemental disclosure of cash flow information
Cash paid during the periods for:
Interest	$2,249	$4,294

See notes to condensed consolidated financial statements.

VirtualScopics, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 1 - Organization and Basis of Presentation

Organization
On November 4, 2005, VirtualScopics, LLC (“VS”), a New York limited liability company, entered into a merger agreement with ConsultAmerica, Inc. (“CA”), a Delaware corporation. CA issued 17,326,571 of its unregistered shares of common stock for 100% of the outstanding membership units of VS. As a result of the exchange, the members of VS became the controlling stockholders of CA. CA did not have any meaningful operations prior to the merger. The transaction was treated as a recapitalization of VS, and accounted for on a historical cost basis for all periods presented. Moreover, the financial statements set forth in this report for all periods, prior to the recapitalization, are the financial statements of VS and the members' equity of VS has been retroactively restated to give the effect to the exchange for CA common stock. Immediately following the merger, CA changed its name to VirtualScopics, Inc. (the “Company” or “New VS”) and its fiscal year end from August 31 to December 31. The Company also changed its trading symbol from “CSAA.OB” to “VSCP.OB.”

Nature of Business
The Company’s headquarters are located in Rochester, New York. The Company’s business evolved from research first carried out at the University of Rochester, a related party. As a result of this research, the Company has created a suite of image analysis software tools and applications which are used in detecting and analyzing specific structures in medical images. The Company’s developed software provides measurement and visualization capabilities designed to improve clinical research and development.

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of Company have been condensed in certain respects and should, therefore, be read in conjunction with the audited consolidated financial statements and notes related thereto as of and for the period ended December 31, 2005 and 2004 contained elsewhere in this document. In the opinion of the management, these financial statements contain all adjustments necessary for a fair presentation for the interim period, all of which were normal recurring adjustments. The results of operations for the three months ended March 31, 2006 are not necessarily indicative of the results to be expected for the full year ending December 31, 2006.

NOTE 2 - Summary of Certain Significant Accounting Policies

Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of New VS and its wholly-owned subsidiary, VS. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk
The Company derived 53% and 89% of its revenue from its largest customer for the quarters ended March 31, 2006 and 2005, respectively.

Revenue Recognition
The Company provides advanced medical image analysis which is charged to its customers on a per image basis in addition to various consulting and project/data management services. Revenue is recognized after the services are rendered or when the image analysis is delivered.

VirtualScopics, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(unaudited)
The Company also offers software development to its customers. Software development revenue includes software integration, customization and development fees. Software development revenue is billed on a fixed price basis.

Research and Development
Research and development expense relates to the development of new products and processes including significant improvements to existing products. These costs are expensed as incurred.

NOTE 3 - Notes Payable

Notes payable to related parties as of March 31, 2006 amounted to $137,838.

During 2002, the Company entered into note agreements with two of the Company’s founders, along with two additional employees, for total cash proceeds of $360,000. The notes are payable in quarterly installments of principal and interest. The notes bear interest at the rate of 5.75% per annum and are due on March 31, 2008.

Interest expense amounted to $2,249 and $4,294 for the quarters ended March 31, 2006 and 2005, respectively.

NOTE 4 - Employee Stock Options

On January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123R, “Share-Based Payment,” using the modified prospective method. Consequently, for the three months ended March 31, 2006, the Company’s results of operations reflected compensation expense for new stock options granted and vested under its stock incentive plans during the first three months of fiscal year 2006 and the unvested portion of previous stock option grants which vested during the first three months of fiscal year 2006. The amount recognized in the financial statements related to stock-based compensation was $424,884 for the three months ended March 31, 2006.

Stock options issued under the Company’s Long-term Incentive Plans are granted with an exercise price equal to the market price of the Company’s stock at the date of grant and expire ten years from the date of grant. These options generally vest over a three- or four-year period.

Prior to the first quarter of fiscal year 2006, the Company accounted for its stock-based employee compensation arrangements in accordance with the provisions and related interpretations of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost for stock-based compensation been determined consistent with SFAS No. 123R, the net loss and net loss per share for the three months ended March 31, 2005 would have been adjusted to the following pro forma amounts:

Net loss, as reported	$(667,715)
Deduct: Total stock-based employee compensation expense determined under the fair value method	(296,677)

Net loss, pro forma	$(964,392)

Basic and diluted net loss per common share:
As reported	$(0.04)
Pro forma	$(0.06)

VirtualScopics, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(unaudited)

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing method. The Company uses historical data to estimate the expected price volatility, the expected option life and the expected forfeiture rate. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for the estimated life of the option. The Company has not made any dividend payments nor does it have plans to pay dividends in the foreseeable future. The following assumptions were used to estimate the fair value of options granted during the three months ended March 31, 2006 and 2005 using the Black-Scholes option-pricing model:

	March 31,
	2006	2005
Risk free interest rate	4.72%	4.15%
Expected term (years)	8.8	8.6
Expected volatility	80.6%	80.6%
Expected dividend yield	—	—

A summary of the option activity for the three months ended March 31, 2006 is as follows:

	Number of Shares	Weighted Average Exercise Price

Options outstanding at January 1, 2006	2,892,166	$1.89
Granted	22,250	6.70
Options outstanding at March 31, 2006	2,914,416	$1.93
Options exercisable at March 31, 2006	1,198,351	$1.23

NOTE 5 - Net Loss Per Share

Basic net loss per share is computed by dividing the net loss applicable to common shares by the weighted average number of common shares outstanding during the period. The weighted average number of shares has been given retroactive effect to the recapitalization. Diluted net loss attributable to common shares adjusts basic net loss per share for the effects of convertible securities, warrants, stock options, and other potentially dilutive financial instruments, only in the periods in which such effect is dilutive. The shares issuable upon the conversion of preferred stock, the exercise of stock options and warrants are excluded from the calculation of net loss per share as their effect would be antidilutive.

Securities that could potentially dilute earnings per share in the future that were not included in the computation of diluted loss per share consist of the following:

	March 31,
	2006	2005
Series A convertible preferred stock	2,800,000	—
Warrants to purchase common stock	2,212,490	532,490
Options to purchase common stock	3,050,762	2,261,185

Total	8,063,252	2,793,675

VirtualScopics, Inc. and Subsidiary
Notes to Condensed Consolidated Financial Statements
(unaudited)
NOTE 6 - Severance Payment Demand

In the summer of 2005, the former President and Chief Executive Officer of VS made a demand for severance payments alleged by him to be due in connection with his termination in the approximate amount of $230,000 and certain options. On May 3, 2006, Dr. Shapiro filed a demand for arbitration with the American Arbitration Association seeking $325,000, plus the value of his option to purchase approximately 183,333 LLC common units at $2.25 per unit.  VirtualScopics filed a response on May 24, 2006, denying the allegations and asserting several defenses. VS believes the demand is without merit and intends to vigorously defend against the demand. As of March 31, 2006, the Company did not accrue any liability related to the demand.

NOTE 7 - Subsequent Events

Effective May 11, 2006, the Company’s board of directors confirmed the appointment of a new Chief Operating Officer, and entered into an employment agreement which provides for an annual base salary of $220,000, a bonus of $30,000 in 2006 upon the achievement of certain Company performance targets and restrictive covenants against competition. In addition, the Company also provides for the officer to receive 500,000 stock options exercisable at $4.00 per share vesting over a four-year period. The aforementioned agreement may be terminated at any time by either party.

On May 31, 2006, the Company’s shares became listed on the NASDAQ Capital Market under trading symbol “VSCP.”

4,480,000 Shares

VIRTUALSCOPICS, INC.
Common Stock

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are governed by Section 145 of the Delaware General Corporation Law. This section provides for indemnification of directors, officers and other employees in certain circumstances. Additionally, Section 102(b)(7) of the Delaware General Corporation Law provides for the elimination or limitation of the personal liability for monetary damages of directors under certain circumstances.

Our Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, we have entered into indemnification agreements with our executive officers and directors on terms that are consistent with the provisions described above. We believe that such agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of our common stock. All amounts shown are estimates except for the registration fee.

EXPENSE	AMOUNT

Registration Fee	$1,869
Transfer Agent Fees	3,000
Costs of Printing	1,500
Legal Fees	35,000
Accounting Fees	15,000
Miscellaneous	10,000

TOTAL	$66,369

RECENT SALES OF UNREGISTERED SECURITIES

The securities issued by the Company upon the consummation of the exchange transaction discussed in the “PROSPECTUS SUMMARY” at page 1 of the Prospectus were not registered under the Securities Act of 1933, as amended. Concurrent with the closing of the exchange transaction and in two subsequent closings on November 23, 2005 and December 2, 2005, we completed the sale of 7,000 units, at a purchase price of $1,000 per unit, in a private placement to accredited investors pursuant to the terms of a Confidential Private Placement Memorandum, dated October 3, 2005, as supplemented. Each unit consists of one share of our series A preferred stock, par value $.001 per share, and a detachable, transferable warrant to purchase shares of our common stock. Each share of series A preferred stock is initially convertible into 400 shares of our common stock at any time. Each warrant entitles the holder to purchase 200 shares of our common stock at an exercise price of $4.00 per share until four years from the date that each such warrant was issued. We received gross proceeds of $7,000,000 from the sale of these units.

The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act of 1933, as amended, or the Securities Act. None of the units, warrants or the series A preferred stock, or shares of our common stock underlying such securities were registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempts transactions by an issuer not involving any public offering.

Brookshire Securities Corporation, or Brookshire, served as the lead placement agent in connection with the private placement. Brookshire received a cash fee in the aggregate of $270,730, and for the payment of $10.00, received four-year warrants to purchase 133,195 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to those warrants included in the units except that they do not provide for an exercise price adjustment if there is a future offering of our common stock or common stock equivalents below $2.50 per share and contain a cashless exercise provision. In addition, the warrants have registration rights that are the same as those afforded to investors in the private placement.

Sovereign Bancorp. served as advisor to VirtualScopics on the structuring and execution of the exchange transaction. In connection with the identification and structuring of the exchange transaction, and effective as of the closing of the exchange transaction, we paid to Sovereign Bancorp $133,869. Sovereign Bancorp, for the payment of $10.00, also received four-year warrants to purchase 69,104 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to the warrants issued to Brookshire.

We also paid actual, reasonable and necessary out-of-pocket expenses incurred by the Brookshire and Sovereign Bancorp., including, but not limited to, legal, accounting, printing, delivery and travel costs, of $56,167.

Matrix USA, LLC, acted as a sub-agent in the private placement. Matrix received $155,400 as commission and, for the payment of $10.00, also received four-year warrants to purchase 77,700 shares of our common stock at an exercise price of $2.50 per share on terms which are identical to the warrants issued to Brookshire.

The shares of our common stock and options to purchase our common stock issued to former holders of VirtualScopics common and preferred membership units, warrants and options in connection with the exchange transaction, and the shares of our series A preferred stock and warrants issued in the private placement, were exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation D (Rule 506) thereof. We made this determination based on the representations of the persons obtaining such securities which included, in pertinent part, that such persons were “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, and that such persons were acquiring such securities for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution, and that each such persons understood such securities may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

Thus, such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

EXHIBITS

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated November 4, 2005 among ConsultAmerica, Inc., VirtualScopics, LLC and the controlling members of VirtualScopics, LLC. (1)

3.1	Certificate of Incorporation of VirtualScopics, Inc. dated April 21, 1988. (2)

3.2	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated February 2, 1989. (2)

3.3	Certificate for Renewal and Revival of Certificate of Incorporation of VirtualScopics, Inc. dated February 23, 2004. (2)

3.4	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated August 20, 2004. (2)

3.5	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated October 7, 2005. (3)

3.6	Certificate of Amendment to Certificate of Incorporation of VirtualScopics, Inc. dated November 4, 2005. (1)

3.7	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock of VirtualScopics, Inc. dated November 4, 2005. (1)

3.8	Bylaws of VirtualScopics, Inc. dated November 3, 2004. (2)

4.1	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $4.00 per share. (1)

4.2	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $2.50 per share. (1)

5.1	Opinion of Woods Oviatt Gilman LLP

10.1	VirtualScopics, Inc. 2005 Long Term Incentive Plan. (1)

10.2	2004 Non-Statutory Stock Option Plan. (2)

10.3	Form of Lock-Up Agreement between VirtualScopics, LLC and certain of its former members. (1)

10.4	Form of Lock-Up Agreement between VirtualScopics, LLC and its employees, director and certain of its former members. (1)

10.5	Form of Private Placement Subscription Agreement to purchase units in VirtualScopics, Inc. (1)

10.6	Placement Agency Agreement dated September 30, 2005 between Brookshire Securities Corporation and VirtualScopics, LLC. (1)

10.7	Clinical Imaging Development and Services Agreement dated July 26, 2005 by and between VirtualScopics, LLC and Pfizer, Inc. (1)

10.8	Sale of Intellectual Property Agreement dated April 5, 2002 by and between VirtualScopics, LLC and the University of Rochester, as amended by Amendment No. 1 dated May 24, 2002. (1)

10.9	Lease dated October 1, 2003 by and between VirtualScopics, LLC and 350 Linden Oaks, L.P. (1)

10.10	Equipment Purchase Agreement dated December, 2003 by and between VirtualScopics, LLC and the University of Rochester Medical Center. (1)

10.11	Determination of Intellectual Property Rights Agreement dated July 1, 2002 by and between VirtualScopics, LLC and the University of Rochester. (1)

10.12	Consulting Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Felix Eckstein. (1)

10.13	Services and Co-Marketing Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Chondrometrics GmbH. (1)

10.14	$30,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Edward Ashton. (1)

10.15	$150,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Jose Tamez-Pena. (1)

10.16	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Kevin Parker. (1)

10.17	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Saara Totterman. (1)

10.18	Option Agreements with Robert Klimasewski dated November 5, 2005(4)

10.19	Form of April 28, 2006 Indemnification Agreement by and among VirtualScopics, Inc., and the directors and officers of the Company

10.20	Employment Agreement with Jeffrey Markin dated April 11, 2006.

21	Subsidiaries of VirtualScopics, Inc.(4)

23.1	Consent of Marcum & Kliegman, LLP

23.2	Consent of Woods Oviatt Gilman LLP(5)

24	Power of Attorney (4)

(1)	Incorporated herein by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No.: 333-120253).

(2)	Incorporated herein by reference to the Company’s Form SB-2 registration statement filed with the Securities and Exchange Commission on November 4, 2004 (File No.: 333-120253).

(3)	Incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006 (File No.: 333-120253).

(4)	To be filed by amendment Incorporated by reference to the Company’s Registration Statement Form SB-2 filed with the Securities and Exchange Commission on May 2, 2006 (File No. 333-133747).

(5)	Included in Exhibit 5.1

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

i. Include any prospectus required by section 10(a)(3) of the Securities Act;

ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii. Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES
      In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rochester, State of New York, on July 13, 2006.

VIRTUALSCOPICS, INC.
/s/ Robert G. Klimasewski Name: Robert G. Klimasewski Title: President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

Date: July 13, 2006	By:/s/ Robert G. Klimasewski
Name: Robert G. Klimasewski Title: President and Chief Executive Officer Director (Principal Executive Officer)

Date: July 13, 2006	By:/s/ Molly Henderson* Name: Molly Henderson Title: Vice President Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: July 13, 2006	By:/s/ Warren Bagatelle* Name: Warren Bagatelle Title: Chairman of the Board of Directors

Date: July 13, 2006	By:/s/ Dr. Saara Totterman, M.D., Ph.D.* Name: Dr. Saara Totterman, M.D., Ph.D. Title: Director, Chief Medical Officer of VirtualScopics

Date: July 13, 2006	By:/s/ Terence A. Walts* Name: Terence A. Walts Title: Director

Date: July 13, 2006	By:/s/ Sidney R. Knafel* Name: Sidney R. Knafel Title: Director

Date: July 13, 2006	By:/s/ Colby H. Chandler* Name: Colby H. Chandler Title: Director

Date: July 13, 2006	By:/s/ Charles Phelps, Ph.D* Name: Charles Phelps, Ph.D. Title: Director

By: Robert G. Klimasewski Attorney-in-fact*

EXHIBITS INDEX

Exhibit No.	Description

2.1	Securities Exchange Agreement, dated November 4, 2005 among ConsultAmerica, Inc., VirtualScopics, LLC and the controlling members of VirtualScopics, LLC. (1)

3.1	Certificate of Incorporation of VirtualScopics, Inc. dated April 21, 1988. (2)

3.2	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated February 2, 1989. (2)

3.3	Certificate for Renewal and Revival of Certificate of Incorporation of VirtualScopics, Inc. dated February 23, 2004. (2)

3.4	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated August 20, 2004. (2)

3.5	Certificate of Amendment of Certificate of Incorporation of VirtualScopics, Inc. dated October 7, 2005. (3)

3.6	Certificate of Amendment to Certificate of Incorporation of VirtualScopics, Inc. dated November 4, 2005. (1)

3.7	Certificate of Designations, Powers, Preferences and Other Rights and Qualifications of Series A Convertible Preferred Stock of VirtualScopics, Inc. dated November 4, 2005. (1)

3.8	Bylaws of VirtualScopics, Inc. dated November 3, 2004. (2)

4.1	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $4.00 per share. (1)

4.2	Form of VirtualScopics, Inc. Four-Year Warrant to Purchase Common Stock at $2.50 per share. (1)

5.1	Opinion of Woods Oviatt Gilman LLP

10.1	VirtualScopics, Inc. 2005 Long Term Incentive Plan. (1)

10.2	2004 Non-Statutory Stock Option Plan. (2)

10.3	Form of Lock-Up Agreement between VirtualScopics, LLC and certain of its former members. (1)

10.4	Form of Lock-Up Agreement between VirtualScopics, LLC and its employees, director and certain of its former members. (1)

10.5	Form of Private Placement Subscription Agreement to purchase units in VirtualScopics, Inc. (1)

10.6	Placement Agency Agreement dated September 30, 2005 between Brookshire Securities Corporation and VirtualScopics, LLC. (1)

10.7	Clinical Imaging Development and Services Agreement dated July 26, 2005 by and between VirtualScopics, LLC and Pfizer, Inc. (1)

10.8	Sale of Intellectual Property Agreement dated April 5, 2002 by and between VirtualScopics, LLC and the University of Rochester, as amended by Amendment No. 1 dated May 24, 2002. (1)

10.9	Lease dated October 1, 2003 by and between VirtualScopics, LLC and 350 Linden Oaks, L.P. (1)

10.10	Equipment Purchase Agreement dated December, 2003 by and between VirtualScopics, LLC and the University of Rochester Medical Center. (1)

10.11	Determination of Intellectual Property Rights Agreement dated July 1, 2002 by and between VirtualScopics, LLC and the University of Rochester. (1)

10.12	Consulting Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Felix Eckstein. (1)

10.13	Services and Co-Marketing Agreement dated March 1, 2004 by and between VirtualScopics, LLC and Chondrometrics GmbH. (1)

10.14	$30,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Edward Ashton. (1)

10.15	$150,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Jose Tamez-Pena. (1)

10.16	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Kevin Parker. (1)

10.17	$90,000 Promissory Note dated November 18, 2002 by VirtualScopics, LLC in favor of Saara Totterman. (1)

10.18	Option Agreement with Robert Klimasewski dated November 5, 2005 (4)

10.19	Form of April 28, 2006 Indemnification Agreement by and among VirtualScopics, Inc., and the directors and officers of the Company(4)

10.20	Employment Agreement with Jeffrey Markin dated April 11, 2006.

21	Subsidiaries of VirtualScopics, Inc. (4)

23.1	Consent of Marcum & Kliegman, LLP

23.2	Consent of Woods Oviatt Gilman LLP (5)

24	Power of Attorney (4)

(1)	Incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2005 (File No.: 333-120253).

(2)	Incorporated herein by reference to the Company’s Form SB-2 registration statement filed with the Securities and Exchange Commission on November 4, 2004 (File No.: 333-120253).

(3)	Incorporated herein by reference to the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2006 (File No.: 333-120253).

(4)	Incorporated herein by reference to the Company’s Registration Statement on Form SB-2 filed with the Securities and Exchange Commission on May 2, 2006 (File No.: 333-133747).

(5)	Included in Exhibit 5.1